The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus relate to an effective registration statement under the Securities Act of 1933, as amended. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities nor do they seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(2)
Registration Statement Nos. 333-159902, 333-159902-01
PROSPECTUS SUPPLEMENT
(To Prospectus dated June 11, 2009)

SUBJECT TO COMPLETION
PRELIMINARY PROSPECTUS SUPPLEMENT DATED AUGUST 1, 2011

$

Lorillard Tobacco Company

     % Senior Notes due

Guaranteed by
Lorillard, Inc.

This is an offering of an aggregate of $                    % Senior Notes due (which we refer to as the “notes”). We will pay interest on the notes on           and           of each year, beginning          , 2012. The notes will bear interest at a rate of     % per year and will mature on          ,     .

Upon the occurrence of both (a) a change of control of Lorillard Tobacco Company and (b) a downgrade of the notes below an investment grade rating by each of Moody’s Investors Services, Inc. (or “Moody’s”) and Standard & Poor’s Ratings Services (or “S&P”) within a specified period, we will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. See “Description of Notes — Repurchase Upon Change of Control Triggering Event.”

The notes will be senior unsecured obligations of Lorillard Tobacco Company and will rank equally with all of its other existing and future senior unsecured indebtedness. Lorillard Tobacco Company is the principal wholly owned operating subsidiary of Lorillard, Inc. The notes will be fully and unconditionally guaranteed on a senior unsecured basis by our ultimate parent company Lorillard, Inc. The guarantee will rank equally with all of Lorillard, Inc.’s existing and future senior unsecured indebtedness and guarantees from time to time outstanding. The notes will be denominated in U.S. dollars and issued only in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

There is currently no public market for the notes. The notes will not be listed on any national securities exchange or included in any quotation system.

  Investing in the notes involves risks. See the “Risk Factors” section in Lorillard, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2010 and those contained in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011 and the “Risk Factors” section beginning on page S-5 of this prospectus supplement.

	Public	Underwriting	Proceeds to Us
	Offering Price	Discount	(before expenses)

Per % Senior Note due	%	%	%
Total	$	$	$

Interest will accrue from          , 2011.

The underwriters expect to deliver the notes through the facilities of The Depository Trust Company, including its participants Clearstream Banking, société anonyme, Luxembourg or Euroclear Bank S.A./N.V., as operator of the Euroclear System, against payment in New York, New York on or about               , 2011.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the attached prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers
Barclays Capital
Goldman, Sachs & Co.
Wells Fargo Securities
J.P. Morgan
RBS

The date of this prospectus supplement is August   , 2011

You should rely only on the information contained or incorporated by reference in this prospectus supplement, any related free writing prospectus and the attached prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. If the information varies between this prospectus supplement and the attached prospectus, the information in this prospectus supplement supersedes the information in the attached prospectus. We are not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. Neither the delivery of this prospectus supplement, any related free writing prospectus or the attached prospectus, nor any sale made hereunder and thereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus supplement, any related free writing prospectus or the attached prospectus, regardless of the time of delivery of such document or any sale of the securities offered hereby or thereby, or that the information contained or incorporated by reference herein or therein is correct as of any time subsequent to the date of such information.

The distribution of this prospectus supplement and the attached prospectus and the offering or sale of the notes in some jurisdictions may be restricted by law. The notes are offered for sale in those jurisdictions in the

United States and Europe where it is lawful to make such offers. Persons into whose possession this prospectus supplement and the attached prospectus come are required by us and the underwriters to inform themselves about, and to observe, any applicable restrictions. This prospectus supplement and the attached prospectus may not be used for or in connection with an offer or solicitation by any person in any jurisdiction in which that offer or solicitation is not authorized or to any person to whom it is unlawful to make that offer or solicitation. See “Underwriting — Offering Restrictions” in this prospectus supplement.

This prospectus supplement and the attached prospectus have been prepared on the basis that any offer of notes in any Member State of the European Economic Area that has implemented the Prospectus Directive (each, a “Relevant Member State”) will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly, any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this prospectus supplement and the attached prospectus may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive, in each case, in relation to such offer. Neither we nor the underwriters have authorized, nor do we nor they authorize, the making of any offer of notes in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer. The expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement contains the terms of this offering of notes. This prospectus supplement, or the information incorporated by reference, may add, update or change information in the attached prospectus. If information in this prospectus supplement, or the information incorporated by reference in this prospectus supplement, is inconsistent with the attached prospectus, this prospectus supplement, or the information incorporated by reference in this prospectus supplement, will apply and will supersede that information in the attached prospectus.

It is important for you to read and consider all information contained in this prospectus supplement, the attached prospectus and any related free writing prospectus in making your investment decision. You should also read and consider the information in the documents we have referred you to under “Documents Incorporated by Reference” in this prospectus supplement and under “Where You Can Find More Information” in the attached prospectus.

Unless we have indicated otherwise or the context otherwise requires, references in this prospectus supplement to “Lorillard,” “Company,” “we,” “us,” “our” and similar terms refer to Lorillard, Inc., a Delaware corporation, and its subsidiaries, unless otherwise specified or otherwise required. Lorillard, Inc. refers solely to the parent company and “Lorillard Tobacco” or the “Issuer” refers solely to Lorillard Tobacco Company, a Delaware corporation, the principal wholly owned operating subsidiary of Lorillard, Inc.

Unless otherwise specified, market share data in this prospectus supplement and incorporated by reference herein is based on data made available by Management Science Associates, Inc. (“MSAI”), an independent third-party database management organization that collects wholesale shipment data from various cigarette manufacturers. MSAI divides the cigarette market into two price segments, the premium price segment and the discount or reduced price segment. MSAI’s information relating to unit sales volume and market share of certain of the smaller, primarily deep discount, cigarette manufacturers is based on estimates derived by MSAI. We believe that volume and market share information for deep discount manufacturers may be understated and, correspondingly, market share information for the larger manufacturers, including us, may be overstated by MSAI.

S-ii

FORWARD-LOOKING STATEMENTS

Investors are cautioned that certain statements contained in this prospectus supplement are “forward-looking” statements. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “expect,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “will be,” “will continue,” “will likely result” and similar expressions. In addition, any statement concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible actions taken by us, which may be provided by our management team are also forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on current expectations and projections about future events and are inherently subject to a variety of risks and uncertainties, many of which are beyond the control of our management team, which could cause actual results to differ materially from those anticipated or projected. These risks and uncertainties include, among others:

•	the impact of regulatory initiatives, including the regulation of cigarettes and a possible ban or regulation of menthol by the Food and Drug Administration, and compliance with governmental regulations;

•	the outcome of pending or future litigation, including risks associated with adverse jury and judicial determinations, courts reaching conclusions at variance with the general understandings of applicable law, bonding requirements and the absence of adequate appellate remedies to get timely relief from any of the foregoing;

•	health concerns, claims, regulations and other restrictions relating to the use of tobacco products and exposure to environmental tobacco smoke;

•	the effect on pricing and consumption rates of legislation, including actual and potential federal and state excise tax increases, and tobacco litigation settlements;

•	continued intense competition from other cigarette manufacturers, including significant levels of promotional activities and the presence of a sizable deep discount category;

•	the continuing decline in volume in the domestic cigarette industry;

•	the increasing restrictions on the marketing and use of cigarettes through governmental regulation and privately imposed smoking restrictions;

•	general economic and business conditions;

•	changes in financial markets (such as interest rate, credit, currency, commodities and equities markets) or in the value of specific investments;

•	the availability of financing upon favorable terms, the results of our financing efforts and the impact of any breach of a debt covenant or a credit rating downgrade;

•	potential changes in accounting policies by the Financial Accounting Standards Board, the Securities and Exchange Commission (the “Commission” or the “SEC”) or regulatory agencies for the industry in which we participate that may cause us to revise our financial accounting and/or disclosures in the future, and which may change the way analysts measure our business or financial performance;

•	the risk of fire, violent weather or other disasters adversely affecting our production, storage and other facilities;

•	changes in the price, quality or quantity of tobacco leaf and other raw materials available for use in our cigarettes;

•	reliance on a limited number of suppliers for certain raw materials;

S-iii

•	our ability to attract and retain the best talent to implement our strategies as a result of the decreasing social acceptance of cigarettes; and

•	the closing of any contemplated transactions and agreements.

Adverse developments in any of these factors, as well as the risks and uncertainties described in “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Business Environment” and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2010, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011 and this prospectus supplement, could cause our results to differ materially from results that have been or may be anticipated or projected. Forward-looking statements speak only as of the date of this prospectus supplement and we expressly disclaim any obligation or undertaking to update these statements to reflect any change in expectations or beliefs or any change in events, conditions or circumstances on which any forward-looking statement is or may be based.

S-iv

SUMMARY

This summary highlights selected information from this prospectus supplement and the accompanying prospectus and may not contain all of the information that may be important to you. To understand the terms of the securities being offered by this prospectus supplement, you should read this entire prospectus supplement, the accompanying prospectus and the documents identified in the prospectus under the caption “Where You Can Find More Information.”

Our Company

Lorillard is the third largest manufacturer of cigarettes in the United States. Founded in 1760, Lorillard is the oldest continuously operating tobacco company in the United States. Newport, our flagship menthol flavored premium cigarette brand, is the top selling menthol and second largest selling cigarette brand overall in the United States based on gross units sold in the year ended December 31, 2010 and in the six months ended June 30, 2011. The Newport brand accounted for approximately 90.0% and 90.2% of our sales revenue for the fiscal year ended December 31, 2010 and the six months ended June 30, 2011, respectively. In addition to the Newport brand, our product line has four additional brand families marketed under the Kent, True, Maverick and Old Gold brand names. These five brands include 43 different product offerings which vary in price, taste, flavor, length and packaging. In the United States and certain U.S. possessions and territories, we shipped 38.1 billion cigarettes in the year ended December 31, 2010 and 20.5 billion cigarettes in the six months ended June 30, 2011. We sold our major trademarks outside of the United States in 1977. We manufacture all of our products at our Greensboro, North Carolina facility.

We produce cigarettes for both the premium and discount segments of the domestic cigarette market. We do not compete in a subcategory of the discount segment that we identify as the deep discount segment. Premium brands are well known, established brands marketed at higher retail prices. Discount brands are generally less well recognized brands marketed at lower retail prices. We define the deep discount subcategory to include brands sold at the lowest retail prices. Deep discount cigarettes are typically manufactured by smaller companies, relative to us and other major U.S. manufacturers, many of which have no, or significantly lower, payment obligations under the State Settlement Agreements, consisting of the Master Settlement Agreement among major tobacco manufacturers and 46 states and various other governments and jurisdictions (the “MSA”) and the settlements of similar claims brought by Mississippi, Florida, Texas and Minnesota.

Prior to June 10, 2008, Lorillard, Inc. was a wholly owned subsidiary of Loews Corporation (which we refer to as “Loews”), a publicly traded company listed on the New York Stock Exchange (which we refer to as the “NYSE”). Our results of operations and financial condition were included as a separate reporting segment in Loews’s financial statements and filings with the SEC. Beginning in 2002 and through June 10, 2008, Loews had also issued a separate class of its common stock, referred to as the “Carolina Group Stock,” to track the economic performance of Loews’s 100% interest in Lorillard, Inc. and certain liabilities, costs and expenses of Loews and Lorillard arising out of or related to tobacco or tobacco-related businesses. On June 10, 2008, we began operating as an independent, publicly traded company pursuant to our separation from Loews (the “Separation”). In connection with the Separation, we entered into a Separation Agreement with Loews to provide for the separation of our business.

Our principal offices are located at 714 Green Valley Road, Greensboro, North Carolina 27408. Our telephone number is (336) 335-7000, and our website is www.lorillard.com. The information contained in, or that can be accessed through, our website is not a part of this prospectus supplement.

Lorillard’s Investment Highlights

Lorillard believes that the following strengths differentiate it from its competitors and contribute to its success:

Newport is the #1 menthol and #2 overall brand of cigarette in the United States, signifying its strong brand equity.  As the leading menthol flavored cigarette brand and the number two cigarette brand overall in the United States based on gross units sold in the year ended December 31, 2010 and in the six months ended June 30, 2011, the Newport brand, introduced in 1957, enjoys strong and long-standing consumer recognition. Lorillard had domestic shipments of approximately 32 billion Newport cigarettes in the year ended December 31, 2010 and 17 billion Newport cigarettes in the six months ended June 30, 2011. Newport represented 35.0% and 35.8% of all menthol cigarettes sold in the United States in the year ended December 31, 2010 and in the six months ended June 30, 2011, respectively.

Strength in the menthol cigarette segment.  Lorillard’s Newport brand is the best selling menthol brand in the United States based on gross units sold in the year ended December 31, 2010 and in the six months ended June 30, 2011. Lorillard has developed a unique menthol taste for Newport cigarettes, which it believes accounts for Newport’s success among adult smokers. Lorillard believes that Newport is well positioned in this growing category of the domestic cigarette market. The menthol segment’s share of total cigarettes shipped in the domestic market increased from 26.7% in 2005 to 29.6% in 2010 and 30.2% for the six months ended June 30, 2011, and Newport’s share of menthol cigarettes shipped in the domestic market has increased in each of the last five years.

Focus on the premium cigarette segment.  Lorillard focuses its marketing efforts on the relatively more profitable premium segment of the domestic cigarette industry. The premium segment consists of a category of well known, established cigarette brands marketed at higher retail prices than other cigarette brands. Approximately 86.3% and 86.0% of the cigarettes shipped by Lorillard during the year ended December 31, 2010 and the six months ended June 30, 2011, respectively, were in the premium segment. Lorillard’s share of the premium segment of the domestic cigarette market increased in each of the past five years from 12.3% in 2005 to 15.2% in 2010 and 16.6% for the six months ended June 30, 2011, primarily driven by the growth of the Newport brand.

Most profitable operating model of any major U.S. cigarette company.  For each of the past five years, Lorillard has had the most profitable operating model among major U.S. cigarette companies, as measured by operating income per 1,000 units shipped in the United States. This is a result of a disciplined approach to marketing, operations and overall expense management.

Track record of strong, stable and consistent cash flow generation.  Lorillard has generated cash from operating activities of $1.091 billion, $1.037 billion and $980 million, respectively, in the full years ended 2010, 2009 and 2008. Lorillard believes this strong cash flow generation, together with its modest capital expenditure needs, gives it a strong financial profile.

Conservative balance sheet and capitalization.  Lorillard has a strong and conservative balance sheet and credit profile. The Company’s long-term objective is to maintain investment grade ratings and target a 1.5x debt to earnings before interest, taxes, depreciation and amortization level, which the Company expects will provide significant financial flexibility and liquidity to operate its business.

Experienced and long-standing management team.  Lorillard’s executive management team has extensive experience in the tobacco industry, and many of its senior executives have spent the majority of their professional careers with Lorillard. The team has been responsible for overseeing Lorillard’s consistent growth in revenue and net income.

The Offering

The following summary contains basic information about the notes and is not intended to be complete. It does not contain all the information that is important to you. For a more detailed description of the notes and the parent guarantee, please refer to the section entitled “Description of Notes” in this prospectus supplement and the sections entitled “Description of Debt Securities” and “Description of Guarantees of Debt Securities” in the attached prospectus.

Issuer	Lorillard Tobacco Company

Guarantor	Lorillard, Inc.

Securities Offered	$ principal amount of % Senior Notes due , .

Interest Rates	The notes will bear interest from , 2011 at the rate of % per annum.

Interest Payment Dates	and of each year, beginning on , 2012.

Ranking	The notes will be our senior unsecured obligations. Accordingly, they will rank:

• equal in right of payment to all of Lorillard Tobacco’s existing and future senior unsecured indebtedness;

• effectively subordinate to all of Lorillard Tobacco’s future secured indebtedness, if any, to the extent of the value of the assets securing that indebtedness; and

• senior in right of payment to all of Lorillard Tobacco’s future subordinated indebtedness, if any.

Parent Guarantee	The notes will be guaranteed on a senior unsecured basis by our parent company, Lorillard, Inc. The guarantee will rank:

• equal in right of payment to all of Lorillard, Inc.’s future senior unsecured indebtedness and guarantees;

• effectively subordinate to all of Lorillard, Inc.’s future secured indebtedness, if any, to the extent of the value of the assets securing such indebtedness; and

• senior in right of payment to all of Lorillard, Inc.’s future subordinated indebtedness, if any.

Under certain circumstances, Lorillard, Inc.’s guarantee of the notes will be released. See “Risk Factors — Risks Related to the Offering — Under certain circumstances, Lorillard, Inc.’s guarantee of the notes will be released.”

Repurchase at the Option of Holders upon Change of Control Triggering Event	If a change of control triggering event (as defined in “Description of Notes — Repurchase Upon Change of Control Triggering Event”) occurs, we will be required to make an offer to purchase the notes at a purchase price of 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest, if any, to the date of repurchase. See “Description of Notes — Repurchase Upon Change of Control Triggering Event.”

Covenants	We will issue the notes under an indenture containing covenants that restrict our ability, with exceptions, to:

• incur debt secured by liens; and

• engage in sale and leaseback transactions.

Further Issuances	We may, without the consent of the holders of the notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the notes, except for the public offering price and issue date. Any additional notes having such similar terms, together with the applicable notes, will constitute a single series of notes under the indenture.

Use of Proceeds	We intend to add the net proceeds from this offering to our general funds, which may be used for general corporate purposes, which may include, among other things, the repurchase, redemption or retirement of securities including our common stock, acquisitions, additions to working capital and capital expenditures.

Clearance and Settlement	The notes will be cleared through The Depository Trust Company, including its participants Clearstream and Euroclear.

Governing Law	State of New York.

Risk Factors	Investing in the notes involves risks. See “Risk Factors” beginning on page S-5 for a discussion of the factors you should consider carefully before deciding to invest in the notes.

Trustee	The Bank of New York Mellon Trust Company, N.A.

RISK FACTORS

An investment in the notes involves risks, including risks inherent in our business. You should carefully consider the following factors as well as other information contained or incorporated by reference in this prospectus supplement and the attached prospectus before deciding to invest in the notes, including the factors listed under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2010 and Item 1A of our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011, which Annual Report on Form 10-K and Quarterly Reports on Form 10-Q are incorporated by reference in this prospectus supplement.

Risks Related to the Offering

Under certain circumstances, Lorillard, Inc.’s guarantee of the notes will be released.

Lorillard, Inc. will be unconditionally released and discharged from the obligations under the guarantee upon the earliest to occur of:

•	the date, if any, on which Lorillard, Inc. consolidates with or merges into Lorillard Tobacco or any successor to Lorillard Tobacco;

•	the date, if any, on which Lorillard Tobacco or any successor to it consolidates with or merges into Lorillard, Inc.; and

•	payment in full of the notes.

If Lorillard, Inc. is released from its guarantee of the notes, it will have no obligation to pay any amounts due on the notes or to provide us with funds for the payment of our obligations. In addition, as described under “Description of Guarantees of Debt Securities — Amendment” in the attached prospectus, the guarantee may be amended with the approval of the holders of more than 50% in aggregate principal amount of the notes.

Federal and state law allow courts, under specific circumstances, to void guarantees and require noteholders to return payments received from Lorillard, Inc.

Under applicable provisions of federal bankruptcy law or comparable provisions of state fraudulent transfer law, Lorillard, Inc.’s guarantee could be voided, or claims in respect of Lorillard, Inc.’s guarantee could be subordinated to the debts of Lorillard, Inc., if, among other things, Lorillard, Inc., at the time it incurred the obligation evidenced by its guarantee:

•	received less than reasonably equivalent value or fair consideration therefor; and

•	either:

•	was insolvent or rendered insolvent by reason of such occurrence;

•	was engaged in a business or transaction for which the assets of Lorillard, Inc. constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, under such circumstances, the payment of amounts by Lorillard, Inc. pursuant to its guarantee could be voided and required to be returned to Lorillard, Inc., or to a fund for the benefit of Lorillard, Inc., as the case may be.

The measures of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any proceeding with respect to the foregoing. Generally, however, Lorillard, Inc. would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, were greater than the saleable value of its assets, all at a fair valuation;

•	the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

To the extent Lorillard, Inc.’s guarantee is voided as a fraudulent conveyance or held unenforceable for any other reason, the holders of the notes would not have any claim against Lorillard, Inc. and would be creditors solely of us.

The notes and the guarantee will be effectively junior to secured indebtedness that Lorillard Tobacco or Lorillard, Inc. may issue in the future.

The notes and the guarantee are unsecured. Holders of any secured debt that Lorillard Tobacco or Lorillard, Inc. may issue in the future may foreclose on the assets securing such debt, reducing the cash flow from the foreclosed property available for payment of unsecured debt, including the notes. Holders of Lorillard Tobacco’s or Lorillard, Inc.’s secured debt also would have priority over unsecured creditors in the event of Lorillard Tobacco’s bankruptcy, liquidation or similar proceeding. As a result, the notes will be effectively junior to any secured debt that Lorillard Tobacco may issue in the future and the guarantee will be effectively junior to any secured debt that Lorillard, Inc. may issue in the future.

Lorillard Tobacco may not be able to repurchase all of the notes upon a change of control repurchase event, and there is a possibility that this covenant may be unenforceable under certain circumstances.

As described under “Description of Notes — Repurchase Upon Change of Control Triggering Event,” Lorillard Tobacco will be required to make an offer to repurchase the notes upon the occurrence of a “change of control triggering event”, which means that a change of control has occurred and, within 60 days thereafter, the notes were to cease to be rated investment grade. Lorillard Tobacco may not have sufficient funds to repurchase the notes in cash at that time or have the ability to arrange necessary financing on acceptable terms. In addition, the terms of Lorillard Tobacco’s other debt agreements or applicable law may limit Lorillard Tobacco’s ability to repurchase the notes for cash.

Under clause (4) of the definition of “Change of Control” described under “Description of Notes — Repurchase Upon Change of Control Triggering Event,” a change of control will occur when a majority of Lorillard Tobacco’s directors are not “continuing directors.” The Court of Chancery of Delaware has suggested that the occurrence of a change of control under a similar indenture provision may nevertheless be avoided, if the existing directors were to approve the slate of new director nominees (who would constitute a majority of the new board) as “continuing directors” solely for purposes of avoiding the triggering of such change of control clause, provided the incumbent directors give their approval in the good faith exercise of their fiduciary duties. The Court also suggested that there may be a possibility that an issuer’s obligation to repurchase its outstanding debt securities upon a change of control triggered by a failure to have a majority of “continuing directors” may be unenforceable on public policy grounds.

There is no public market for the notes, which could limit their market price or your ability to sell them.

The notes are a new issue of securities for which there currently is no trading market and they will not be listed on any national securities exchange or included in any quotation system. As a result, we cannot provide any assurances that a market will develop for the notes or that you will be able to sell your notes. If any of the notes are traded after their initial issuance, they may trade at a discount from their initial offering price. Future trading prices of the notes will depend on many factors, including prevailing interest rates, the market for similar securities, general economic conditions and our financial condition, performance and prospects. Accordingly, you may be required to bear the financial risk of an investment in the notes for an indefinite period of time.

Risks Related to Our Business and Recent Developments

The verdict returned in the federal government’s reimbursement case, while not final, could impose significant financial burdens on us and adversely affect future sales and profits.

In August 2006, a final judgment and remedial order was entered in United States of America v. Philip Morris USA, Inc., et al. (U.S. District Court, District of Columbia, filed September 22, 1999). The court based its final judgment and remedial order on the government’s only remaining claims, which were based on the defendants’ alleged violations of the Racketeering Influenced and Corrupt Organizations Act (“RICO”). Lorillard, Inc. is not a party to this matter, but Lorillard Tobacco is one of the defendants in the case. Although the verdict did not award monetary damages to the plaintiff, the final judgment and remedial order imposed a number of requirements on the defendants. Such requirements include, but are not limited to, corrective statements by defendants related to the health effects of smoking. The remedial order also would place certain prohibitions on the manner in which defendants market their cigarette products and would eliminate any use of “lights” or similar product descriptors. It is likely that the remedial order, including the prohibitions on the use of the descriptors relating to low tar cigarettes, will negatively affect our future sales and profits.

In May 2009, a three judge panel upheld substantially all of the District Court’s final judgment and remedial order. In September 2009, the Court of Appeals denied defendants’ rehearing petitions as well as their motion to vacate those statements in the appellate ruling that address defendants’ marketing of “low tar” or “lights” cigarettes, to vacate those parts of the trial court’s judgment on that issue, and to remand the case with instructions to deny as moot the government’s allegations and requested relief regarding “lights” cigarettes. The Court of Appeals stayed its order that formally relinquished jurisdiction of defendants’ appeal pending the disposition of the petitions for writ of certiorari to the U.S. Supreme Court that were noticed by the defendants, the government and the intervenors. In June 2010, the U.S. Supreme Court denied all of the petitions for writ of certiorari. The case has been returned to the trial court for implementation of the Court of Appeals’ directions in its 2009 ruling and for entry of an amended final judgment. As of July 20, 2011, the parties were submitting briefs regarding the issues that were remanded, and the court had not entered an amended final judgment. Among the issues the trial court considered following remand was whether the 2009 Family Smoking Prevention and Tobacco Control Act had, in whole or in part, extinguished the court’s jurisdiction. In the alternative, defendants urged the court not to order any injunctive remedy in deference to the regulatory authority recently extended to the Food and Drug Administration. The trial court denied this motion in June 2011, and defendants have noticed an appeal to the U.S. Court of Appeals for the District of Columbia Circuit. As of July 20, 2011, the Court of Appeals had not ruled on defendants’ appeal.

While trial was underway, the Court of Appeals ruled that plaintiff may not seek to recover profits earned by the defendants. Prior to trial, the government had claimed that it was entitled to approximately $280 billion from the defendants for its claim to recover profits earned by the defendants. The U.S. Supreme Court declined to address the decisions dismissing recovery of profits when it denied review of the government’s and the intervenors’ petitions.

We derive most of our revenue from one brand.

Our largest selling brand, Newport, accounted for approximately 90.0% and 90.2% of our sales revenue for the fiscal year ended December 31, 2010 and the six months ended June 30, 2011, respectively. Our principal strategic plan revolves around the marketing and sales promotion in support of the Newport brand. We cannot ensure that we will continue to successfully implement our strategic plan with respect to Newport or that implementation of our strategic plan will result in the maintenance or growth of the Newport brand.

The regulation of cigarettes by the Food and Drug Administration may materially adversely affect our business.

In June 2009, the U.S. Congress passed, and the President signed into law, the Family Smoking Prevention and Tobacco Control Act that grants the FDA authority to regulate tobacco products. The legislation:

•	established a Tobacco Products Scientific Advisory Committee to, among other things, evaluate the issues surrounding the use of menthol as a flavoring or ingredient in cigarettes which issued a nonbinding recommendation to the FDA regarding menthol on March 18, 2011;

•	grants the FDA the regulatory authority to consider and impose broad additional restrictions through a rule making process, including a ban on the use of menthol in cigarettes;

•	requires larger and more severe health warnings, including graphic images, on packs, cartons and advertising;

•	bans the use of descriptors on tobacco products, such as “low tar” and “light”;

•	requires the disclosure of ingredients and additives to consumers;

•	requires pre-market approval by the FDA of all new products, including substantially equivalent products;

•	requires pre-market approval by the FDA for claims made with respect to reduced risk or reduced exposure products;

•	allows the FDA to require the reduction of nicotine or any other compound in cigarettes;

•	allows the FDA to mandate the use of reduced risk technologies in conventional cigarettes;

•	allows the FDA to place more severe restrictions on the advertising, marketing and sales of cigarettes; and

•	permits possible inconsistent state and local regulation of the advertising or promotion of cigarettes by providing an exception to certain federal preemption of such regulation.

We believe that such regulation could have a material adverse effect on our business. For example, under the Act, we must file a report with the FDA substantiating that any cigarettes introduced or modified after February 15, 2007 are “substantially equivalent” to cigarettes on the market before that date to enable the agency to determine whether the new or modified products are “substantially equivalent” to specific predicate products already being sold. For any products introduced or modified between February 15, 2007 and March 22, 2011, initial reports were required to be filed with the FDA on or before March 22, 2011. The FDA announced that a product introduced or modified before March 22, 2011 may remain on the market pending the FDA’s review, provided a “substantially equivalent” report was filed with the FDA on or before March 22, 2011. We believe, based on the limited guidance issued by the FDA to date, that we were required to file, and have filed, reports for all of our cigarettes on or before March 22, 2011 since modifications had been made to all of our products since 2007. While all of our cigarettes may remain on the market pending the FDA’s review, they are subject to removal should the FDA determine any are not “substantially equivalent.”

The legislation also permits the FDA to impose restrictions regarding the use of menthol in cigarettes, including a ban, if those restrictions would be appropriate for the public health. Any ban or material limitation on the use of menthol in cigarettes would materially adversely affect our results of operations, cash flows and financial condition. It is possible that such additional regulation, including regulation of menthol short of a ban thereof, could result in a decrease in cigarette sales in the United States (including sales of our brands), increased costs to us and/or the development of a significant black market for cigarettes, which may have a material adverse effect on our financial condition, results of operations, and cash flows.

FDA regulation of menthol in cigarettes and concerns that mentholated cigarettes may pose greater health risks could adversely affect our business.

Some plaintiffs in our litigation and constituencies, including the FDA and other public health agencies, have claimed or expressed concerns that mentholated cigarettes may pose greater health risks and may impact public health more than non-mentholated cigarettes, including concerns that mentholated cigarettes may make it easier to start smoking and harder to quit and may seek restrictions or a ban on the production and sale of mentholated cigarettes. Any ban or material limitation on the use of menthol in cigarettes would materially adversely affect our results of operations, cash flow and financial condition.

Following the passage of the Family Smoking Prevention and Tobacco Control Act (the “Act”) in June 2009, the FDA established the Tobacco Products Scientific Advisory Committee (the “TPSAC”) to evaluate, among other things, “the impact of the use of menthol in cigarettes on the public health, including such use among children, African-Americans, Hispanics, and other racial and ethnic minorities.” In addition, the Act permits the FDA to impose restrictions regarding the use of menthol in cigarettes, including a ban, if those restrictions would be appropriate for the public health. The TPSAC or the Menthol Report Subcommittee held meetings on March 30-31, 2010, July 15-16, 2010, September 27, 2010, October 7, 2010, November 18, 2010, January 10-11, 2011, February 10-11, 2011, March 2, 2011, March 17-18, 2011 and July 21, 2011 to consider the issues surrounding the use of menthol in cigarettes. At the March 18, 2011 meeting, TPSAC presented its report and recommendations on menthol. The report’s findings included that menthol likely increases experimentation and regular smoking, menthol likely increases the likelihood and degree of addiction for youth smokers, non-white menthol smokers (particularly African-Americans) are less likely to quit smoking and are less responsive to certain cessation medications, and consumers continue to believe that smoking menthol cigarettes is less harmful than smoking nonmenthol cigarettes as a result of the cigarette industry’s historical marketing. TPSAC’s overall recommendation to the FDA was that “[r]emoval of menthol cigarettes from the marketplace would benefit public health in the United States.” At the July 21, 2011 meeting, TPSAC considered revisions to its report, and the voting members unanimously approved the final report for submission to the FDA with no change in its recommendation.

On June 27, 2011, the FDA provided a progress report on its review of the science related to menthol cigarettes. In its Menthol Update, the FDA stated that “[e]xperts within the FDA Center for Tobacco Products are conducting an independent review of the science related to the impact [of menthol] in cigarettes on public health ...” The FDA also stated that it will submit its draft independent review of menthol science to an external peer review panel in July 2011. Following the peer review, the FDA will make available the results of the peer review and its preliminary scientific assessment for public comment. If the FDA determines that regulation of menthol is warranted, the FDA could promulgate regulations that, among other things, could result in a ban on or restrictions on the use of menthol in cigarettes.

Since we are the leading manufacturer of mentholated cigarettes in the United States, we could face increased exposure to tobacco-related litigation as a result of such allegations. Even if such claims are unsubstantiated, increased concerns about the health impact of mentholated cigarettes could materially adversely affect our sales, including sales of Newport. A ban or limitation on the use of menthol in cigarettes by the FDA would materially adversely affect our business.

USE OF PROCEEDS

We expect to receive net proceeds (after underwriting discount and expenses) from this offering of approximately $               .

We intend to add the net proceeds from this offering to our general funds, which may be used for general corporate purposes, which may include, among other things, the repurchase, redemption or retirement of securities including our common stock, acquisitions, additions to working capital and capital expenditures. Although we currently have no commitments with respect to any acquisition, we may evaluate such opportunities from time to time and should we decide to enter into an acquisition transaction, some or all of the proceeds might be used to provide all or a portion of the funding for such a transaction.

If we do not use the net proceeds immediately, we intend to temporarily invest them in short-term, interest-bearing obligations.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratios of earnings to fixed charges for the periods indicated. This information should be read in conjunction with the consolidated financial statements and related notes included elsewhere or incorporated by reference in this prospectus supplement.

	Six Months Ended
	June 30,				Year Ended December 31,
	2011		2010		2010		2009		2008		2007	2006

Ratios of earnings to fixed charges(a)	16.3	x	22.4	x	18.4	x	57.3	x	N/M(b	)	N/M	N/M

(a)	Lorillard includes interest relating to uncertain tax positions in interest expense and therefore such amounts are included in fixed charges in the computation. The Company’s interest expense relating to its outstanding interest-bearing indebtedness was $56 million and $37 million for the six months ended June 30, 2011 and 2010, respectively and $94 million and $27 million for the years ended December 31, 2010 and 2009, respectively. For the six months ended June 30, 2011 and 2010 and for the years ended December 31, 2010 and 2009, the Company had no preferred stock outstanding. For the years ended December 31, 2008, 2007 and 2006, the Company had no interest-bearing indebtedness or preferred stock outstanding. These amounts are compared to pre-tax earnings of $854 million, $791 million, $1,635 million, $1,519 million, $1,434 million, $1,383 million and $1,344 million for the respective periods.

(b)	N/M — Not Meaningful.

For the purpose of computing the above ratios, earnings consist of income from continuing operations before income taxes excluding income or loss from equity investees, plus fixed charges. Fixed charges consist of interest expense, net of interest rate swaps, on a pre-tax basis.

Because we had no preferred stock outstanding during any of the periods presented, the ratio of earnings to combined fixed charges and preferred stock dividends is identical to the ratio of earnings to fixed charges for each of the periods presented and is not disclosed separately.

CAPITALIZATION

The following table sets forth Lorillard, Inc.’s capitalization and cash and cash equivalents on a consolidated basis as of June 30, 2011. We have presented our capitalization:

•	on an actual basis; and

•	as adjusted to reflect the receipt of the net proceeds from the sale of the notes (after deducting the underwriting discount and estimated fees and expenses).

You should read the following table along with our consolidated financial statements and related notes, which we have incorporated by reference in this prospectus supplement. You should also read the section “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011, which we have incorporated by reference in this prospectus supplement.

	As of June 30, 2011
	Actual	As Adjusted
	(In millions)

Cash and cash equivalents	$1,154	$

Short-term Debt	—		—
Long-term Debt	1,780
Notes offered hereby	—
Total debt	1,780

Total shareholders’ equity (deficit)	$(831)	$

Total capitalization	$949	$

SELECTED FINANCIAL INFORMATION

The following table includes our selected historical consolidated financial information as of the dates and for the periods indicated. The selected historical consolidated financial information as of and for the years ended December 31, 2006 through 2010 have been derived from our audited financial statements and are stated in accordance with U.S. GAAP. You should read the following selected historical consolidated financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes appearing in our Annual Report on Form 10-K for the year ended December 31, 2010 and in our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2010 and June 30, 2011, which are incorporated herein by reference.

	Six Months Ended
	June 30,		Years Ended December 31,
	2011	2010	2010	2009	2008	2007	2006
	(In millions, except per share data)

Results of Operations:
Net sales(1)	$3,227	$2,879	$5,932	$5,233	$4,204	$3,969	$3,755
Cost of sales	2,085	1,860	3,809	3,327	2,434	2,313	2,166

Gross profit	1,142	1,019	2,123	1,906	1,770	1,656	1,589
Selling, general and administrative(2)	234	192	398	365	355	382	348

Operating income	908	827	1,725	1,541	1,415	1,274	1,241
Investment income(3)	2	1	4	5	20	109	103
Interest expense	(56)	(37)	(94)	(27)	(1)	—	—

Income before income taxes	854	791	1,635	1,519	1,434	1,383	1,344
Income taxes	315	296	606	571	547	485	518

Net income	$539	$495	$1,029	$948	$887	$898	$826

Diluted weighted average number of shares outstanding	143.57	153.46	151.79	164.62	172.21	173.92	173.92
Diluted earnings per share	$3.75	$3.22	$6.78	$5.76	$5.15	$5.16	$4.75
Dividends per share	$2.60	$2.00	$4.25	$3.84	$4.67	$6.72	$4.50
Ratio of earnings to fixed charges	16.3	22.4	18.4	57.3	N/M(4)	N/M(4)	N/M(4)

(1)	Includes excise taxes of $1,012, $919, $1,879, $1,547, $712, $688 and $699 million, respectively.

(2)	2008 included expenses of $18 million related to the Separation of Lorillard from Loews, 2007 included a $66 million charge related to litigation and 2006 included a $20 million restructuring charge.

(3)	Includes income (loss) from limited partnership investments of $0, $0, $0, $0, ($1), $34 and $26 million, respectively.

(4)	N/M — Not Meaningful.

	Six Months Ended
	June 30,		December 31,
	2011	2010	2010	2009	2008	2007	2006
	(In millions)

Financial Position:
Current assets	$2,117	$2,724	$2,935	$2,181	$1,962	$2,103	$2,115
Total assets	2,498	3,140	3,296	2,575	2,321	2,600	2,759
Current liabilities	1,213	1,070	1,426	1,337	1,273	1,188	1,151
Long-term debt	1,780	1,785	1,769	722	—	—	—
Total liabilities	3,329	3,194	3,521	2,488	1,690	1,587	1,464
Shareholders’ equity (deficit)	(831)	(54)	(225)	87	631	1,013	1,295

DESCRIPTION OF NOTES

The following description of the particular terms of the     % Senior Notes due          , which we refer to as the “notes,” supplements the description of the general terms and provisions of the debt securities set forth under “Description of Debt Securities” in the attached prospectus. The attached prospectus contains a detailed summary of additional provisions of the notes and of the indenture dated as of June 23, 2009, among Lorillard Tobacco Company, Lorillard, Inc. and The Bank of New York Mellon Trust Company, N.A., as trustee, as supplemented by Supplemental Indenture No. 3 to be dated as of               , 2011, under which the notes will be issued. The following description supersedes the description of the debt securities in the attached prospectus, to the extent of any inconsistency. Terms used in this prospectus supplement that are otherwise not defined will have the meanings given to them in the attached prospectus. In this “Description of Notes” section, references to “Lorillard Tobacco,” the “company,” “we,” “us” and “our” are only to Lorillard Tobacco Company and not its subsidiaries or Lorillard, Inc. or other affiliates.

Certain Terms of the Notes

The notes will be senior unsecured debt securities, initially issued in the aggregate principal amount of $      million, and will mature on          ,     .

The notes will bear interest at a rate of     % per annum from          , 2011, payable semiannually in arrears on           and           of each year, commencing          , 2012, to the persons in whose names the notes are registered at the close of business on the preceding           or          , each a “record date,” as the case may be. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

The notes will be offered and sold in principal amounts of $2,000 and integral multiples of $1,000 in excess of $2,000.

Parent Guarantee

The notes will be guaranteed on a senior unsecured basis by Lorillard, Inc. The attached prospectus contains a detailed description of the guarantees and the related guarantee that Lorillard, Inc. will enter into in connection with its guarantees of the notes. See “Description of Guarantees of Debt Securities” in the attached prospectus.

Further Issuances; Defeasance; No Sinking Fund; No Redemption

We may, without the consent of the holders of the notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the notes, except for the public offering price and issue date. Any additional notes having such similar terms, together with the applicable notes, will constitute a single series of notes under the indenture. No additional notes may be issued if an event of default has occurred with respect to the notes.

In some circumstances, we may elect to discharge our obligations on the notes through full defeasance or covenant defeasance. See “Description of Debt Securities — Defeasance” in the attached prospectus for more information about how we may do this.

The notes will not be entitled to any sinking fund and will not be redeemable prior to maturity.

Repurchase Upon Change of Control Triggering Event

If a change of control triggering event occurs, we will be required to make an offer (the “change of control offer”) to each holder of the notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes on the terms set forth in such notes. In a change of control offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased to, but not including, the date of repurchase (a “change of control payment”).

Within 30 days following any change of control triggering event or, at our option, prior to any change of control, but after public announcement of the transaction that constitutes or may constitute the change of control, a notice will be mailed to holders of the notes describing the transaction that constitutes or may constitute the change of control triggering event and offering to repurchase such notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (a “change of control payment date”). The notice, if mailed prior to the date of consummation of the change of control, will state that the change of control offer is conditioned on the change of control triggering event occurring on or prior to the change of control payment date.

On the change of control payment date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes properly tendered pursuant to the change of control offer;

•	deposit with the paying agent an amount equal to the change of control payment in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased.

The paying agent will promptly mail to each holder of properly tendered notes the change of control payment for the notes, and the trustee will promptly authenticate and mail (or cause to be transferred by bookentry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess of that amount.

We will not be required to make a change of control offer upon the occurrence of a change of control triggering event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements set for an offer made by us, and the third party repurchases all notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase any notes if there has occurred and is continuing on the change of control payment date an event of default under the indenture, other than a default in the payment of the change of control payment upon a change of control triggering event.

To the extent that we are required to offer to repurchase the notes upon the occurrence of a change of control triggering event, we may not have sufficient funds to repurchase the notes in cash at such time. In addition, our ability to repurchase the notes for cash may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time. The failure to make such repurchase would result in a default under the notes.

We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a change of control triggering event. To the extent that the provisions of any such securities laws or regulations conflict with the change of control offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the change of control offer provisions of the notes by virtue of any such conflict.

For purposes of the change of control offer provisions of the notes, the following terms will be applicable:

“Change of control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to any “person,” other than to Lorillard, Inc. or one of our subsidiaries;

(2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our outstanding voting stock or other voting stock into which our voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than the number of shares;

(3) we consolidate with, or merge with or into, any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding voting stock is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our voting stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the voting stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction;

(4) the first day on which a majority of the members of our Board of Directors are not continuing directors; or

(5) the adoption of a plan relating to our liquidation or dissolution (other than our liquidation into a newly formed holding company).

Notwithstanding the foregoing, a transaction will not be deemed to involve a change of control if (i) we become a direct or indirect wholly owned subsidiary of a holding company and (ii) (A) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of our voting stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such holding company.

The definition of “change of control” includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our assets and the assets of our subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries, taken as a whole, to another person or group may be uncertain.

“Change of control triggering event” means the occurrence of both (1) a change of control and (2) a ratings event.

“Continuing directors” means, as of any date of determination, any member of our Board of Directors who (1) was a member of such Board of Directors on the date the notes were issued or (2) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the continuing directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of our proxy statement in which such member was named a nominee for election as a director, without objection to such nomination).

“Investment grade” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s; a rating equal to or higher than BBB- (or the equivalent) by S&P; and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by us.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Person” has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

“Rating agencies” means (1) each of Moody’s and S&P; and (2) if Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a substitute rating agency.

“Ratings event” means the notes cease to be rated investment grade by each of the rating agencies on any day within the 60-day period (which 60-day period will be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the rating agencies) after the earlier of

(1) the occurrence of a change of control and (2) public notice of the occurrence of a change of control or our intention to effect a change of control.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Substitute rating agency” means a “nationally recognized statistical rating organization” registered under Section 15E of the Exchange Act for the classes of credit ratings described in clauses (i) through (v) of Section 3(a)(62)(B) of the Exchange Act selected by us (as certified by our Chief Executive Officer, Chief Financial Officer or Treasurer) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“Voting stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Restrictive Covenants

Limitations on Liens

In addition to the description of the covenant in the attached base prospectus under the caption “Description of Debt Securities — Restrictive Covenants — Limitations on Liens,” we and/or any of our Subsidiaries may create, assume or incur liens that would otherwise be subject to the restriction described in the attached base prospectus, without securing debt securities issued under the indenture equally and ratably, if the aggregate value of all outstanding indebtedness secured by the liens plus the value of Sale and Leaseback Transactions does not at the time exceed 15% of Consolidated Net Tangible Assets.

At June 30, 2011, our Consolidated Net Tangible Assets was $1,285 million. We define “Consolidated Net Tangible Assets” as the excess over current liabilities of all assets appearing on our most recent quarterly or annual consolidated balance sheet, less (a) goodwill and other intangible assets and (b) the minority interests of others in Subsidiaries.

Sale and Leaseback Transactions

In addition to the description of the covenant in the attached base prospectus under the caption “Description of Debt Securities — Restrictive Covenants — Sale and Leaseback Transactions”, sales and leasebacks are permitted to the extent that the “value” thereof plus the other secured debt referred to in the paragraph above in the subsection entitled “Restrictive Covenants — Limitations on Liens” does not at the time exceed 15% of our Consolidated Net Tangible Assets.

Events of Default

The following will constitute Events of Default for the notes:

•	the company fails to pay any installment of interest on the notes for 30 days after payment was due;

•	the company fails to make payment of the principal of, or any premium on the notes when due;

•	the company fails to perform, or breaches, any other covenant or warranty in respect of the notes and this failure or breach continues for 90 days after the company receives written notice of it from the trustee or holders of at least 25% of the notes;

•	the company or a court takes certain actions relating to bankruptcy, insolvency or reorganization of the company;

•	Lorillard, Inc. or a court takes certain actions relating to bankruptcy, insolvency or reorganization of Lorillard, Inc.;

•	Lorillard, Inc.’s guarantee with respect to the notes is determined to be unenforceable or invalid or for any reason ceases to be in full force and effect except as permitted by the indenture and the guarantee; or

•	Lorillard, Inc. repudiates its obligations under such guarantee.

See “Description of Debt Securities — Events of Default” in the attached prospectus, which summarizes additional provisions regarding Events of Default under the indenture.

Book-Entry Notes

We have obtained the information in this section concerning The Depository Trust Company, or “DTC,” Clearstream Banking, société anonyme, or “Clearstream,” and Euroclear Bank S.A./N.V., as operator of the Euro clear System, or “Euroclear,” and the book-entry system and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

We will issue the notes in the form of one or more permanent global notes in fully registered, book-entry form, which we refer to as the “global notes.” Each such global note will be deposited with, or on behalf of, DTC or any successor thereto, as depositary, or “Depositary,” and registered in the name of Cede & Co. (DTC’s partnership nominee). Unless and until it is exchanged in whole or in part for notes in definitive form, no global note may be transferred except as a whole by the Depositary to a nominee of such Depositary. Investors may elect to hold interests in the global notes through either the Depositary (in the United States) or through Clearstream or Euroclear, if they are participants in such systems, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC.

DTC advises that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provision of Section 17A of the Exchange Act. DTC holds securities that its participants, or DTC Participants, deposit with DTC. DTC also facilitates settlement of securities transactions among the DTC Participants, such as transfers and pledges in deposited securities through electronic computerized book-entry changes in accounts of the DTC Participants, thereby eliminating the need for physical movement of securities certificates.

Direct DTC Participants, or “DTC Direct Participants,” include securities brokers and dealers, banks and certain other organizations. DTC is owned by members of the financial industry. Access to DTC’s book-entry system is also available to others, such as banks, securities brokers and dealers that clear through or maintain a custodial relationship with a DTC Direct Participant, either directly or indirectly (we refer to the latter as DTC Indirect Participants).

Purchases of the notes under DTC’s book-entry system must be made by or through DTC Direct Participants, which will receive a credit for the notes on the records of DTC. The ownership interest of each actual purchaser of the notes, which we refer to as the “beneficial owner,” is in turn to be recorded on the DTC Participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings from the DTC Direct or DTC Indirect Participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the global notes will be effected only through entries made on the books of DTC Participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global notes, except in the event that use of the book-entry system for the notes is discontinued.

Upon the issuance of a registered global note, DTC will credit, on its book-entry registration and transfer system, the DTC Participants’ accounts with the respective principal or face amounts of the notes beneficially owned by the DTC Participants. Any dealers, underwriters or agents participating in the distribution of the notes will designate the accounts to be credited. Ownership of beneficial interests in a registered global note will be shown on, and the transfer of ownership interests will be effected only through, records maintained by DTC, with respect to interests of DTC Participants, and on the records of DTC Participants, with respect to interests of persons holding through DTC Participants.

To facilitate subsequent transfers, all global notes deposited by DTC Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of the global notes with DTC and their registration in the name of Cede & Co. or such other nominee effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC’s records reflect only the identity of the DTC Direct Participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The DTC Participants will remain responsible for keeping account of their holdings on behalf of their customers.

So long as DTC, or its nominee, is the registered owner of a registered global note, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global note for all purposes under the indenture. Except as described below, owners of beneficial interests in a global note will not be entitled to have the book-entry notes represented by the notes registered in their names, will not receive or be entitled to receive physical delivery of notes in definitive form and will not be considered the owners or holders of the notes under the indenture. Accordingly, each person owning a beneficial interest in a global note must rely on the procedures of DTC for that global note and, if that person is not a DTC Participant, on the procedures of the DTC Participant through which the person owns its interest, to exercise any rights of a holder under the indenture. The laws of some jurisdictions may require that some purchasers of notes take physical delivery of these notes in definitive form. Such laws may impair the ability to own, transfer or pledge beneficial interests in a global note.

We will make payments due on the notes to Cede & Co., as nominee of DTC, in immediately available funds. DTC’s practice upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that global note, is to immediately credit the DTC Participants’ accounts in amounts proportionate to their respective beneficial interests in that global note as shown on the records of the Depositary. Payments by DTC Participants to owners of beneficial interests in a global note held through DTC Participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in “street name,” and will be the responsibility of those DTC Participants. Payment to Cede & Co. is our responsibility. Disbursement of such payments to direct participants is the responsibility of Cede & Co. Disbursement of such payments to the beneficial owners is the responsibility of DTC Direct and DTC Indirect Participants. None of Lorillard, the trustee or any other agent of ours or any agent of the trustee will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

Clearstream has advised us that it is a limited liability company organized under Luxembourg law. Clearstream holds securities for its participating organizations, or “Clearstream Participants,” and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is registered as a bank in Luxembourg, and as such is subject to regulation by the Commission de Surveillance du Secteur Financier. Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is available to other institutions that clear through or maintain a custodial relationship with a Clearstream Participant. Distributions with respect to the global notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear, or “Euroclear Participants,” and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries.

Euroclear is operated by Euroclear Bank S.A./N.V., or the “Euroclear Operator,” under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation, or the “Cooperative”. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks, securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator is regulated and examined by the Belgian Banking and Finance Commission. Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law. These Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

Distributions with respect to the global notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the terms and conditions of Euroclear, to the extent received by the U.S. depositary for Euroclear.

Global Clearance and Settlement Procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between the participants in the Depositary will occur in the ordinary way in accordance with the Depositary’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream or Euroclear Participants, on the other, will be effected in DTC in accordance with the DTC rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering interests in the notes to or receiving interests in the notes from DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to DTC.

Because of time-zone differences, credits of interests in the notes received in Clearstream or Euroclear as a result of a transaction with a Depositary Participant will be made during subsequent securities settlement processing and will be credited the business day following the DTC settlement date. Such credits or any transactions involving interests in such notes settled during such processing will be reported to the relevant Euroclear or Clearstream Participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of interests in the notes by or through a Clearstream Participant or a Euroclear Participant to a Depositary Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

Notices

Notices to holders of the notes will be sent by first class mail, postage prepaid, to the registered holders at the physical addresses as they appear in the security registrar for the notes.

Trustee, Paying Agent and Security Registrar

The Bank of New York Mellon Trust Company, N.A., as trustee under the indenture, will also be the paying agent and security registrar with respect to the notes.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes generally certain United States federal income tax considerations with respect to your acquisition, ownership and disposition of a note if you are a beneficial owner of such note. Unless otherwise indicated, this summary addresses only notes purchased at original issue for their original offering price, and held as capital assets, and does not address all of the United States federal income considerations that may be relevant to you in light of your particular circumstances or if you are subject to special treatment under United States federal income tax laws (for example, if you are an insurance company, tax-exempt organization, partnership or other pass-through entity (or investor in such entity), financial institution, broker or dealer in securities or currencies, trader in securities that elects to use the mark-to-market method of accounting for your securities holdings, U.S. person whose functional currency is not U.S. dollar, person subject to the alternative minimum tax, United States expatriate, person that holds notes as part of an integrated investment (including a “straddle”), “controlled foreign corporation,” “passive foreign investment company,” or corporation that accumulates earnings to avoid United States federal income tax).

This summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, judicial opinions, published positions of the United States Internal Revenue Service, or the “IRS,” and all other applicable authorities, all of which are subject to change, possibly with retroactive effect. We cannot assure you that the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the United States federal income tax considerations resulting from the acquisition, ownership and disposition of the notes.

This summary does not address special tax considerations that may be relevant to you if you are a partner of a partnership holding our notes. If a partnership holds notes, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our notes should consult its own tax advisor regarding the tax consequences of the acquisition, ownership and disposition of our notes.

This summary also does not discuss any aspect of state, local or non-United States taxation, or any United States federal tax considerations other than income taxation (such as estate or gift taxation or unearned income Medicare contribution taxation under Section 1411 of the Code).

THIS SUMMARY IS NOT INTENDED AS TAX ADVICE. WE URGE PROSPECTIVE INVESTORS IN NOTES TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL AND NON-UNITED STATES INCOME AND OTHER TAX CONSIDERATIONS OF ACQUIRING, HOLDING AND DISPOSING OF NOTES.

It is expected that the notes will not be issued with original issue discount (“OID”) for U.S. federal income tax purposes. If, contrary to current expectations, the notes are issued at a discount so as to cause OID, you generally will be required to include such OID in gross income in advance of the receipt of cash attributable to that income. This discussion assumes that the notes will not be issued with OID.

Effect of Certain Contingencies

In certain circumstances, we may be obligated to pay amounts in excess of the interest on and principal of the notes. These contingencies may implicate the provisions of the Treasury regulations relating to “contingent payment debt instruments.” The Treasury regulations provide that a contingency will not cause notes to be considered contingent payment debt instruments if, at the time of issuance, such contingency is considered remote or incidental or, in certain situations, if it is significantly more likely than not that the contingency will not occur. We intend to take the position that one or more of the foregoing exceptions should apply and therefore the notes should not be treated as contingent payment debt instruments. Our determination that the notes should not be treated as contingent payment debt instruments will be binding on a holder of the notes unless the holder discloses a contrary position to the IRS in a manner required by applicable Treasury regulations. Our determination is not, however, binding on the IRS, which could challenge this position. If such a challenge were made and successful, you may be required to currently accrue income on the notes at a rate in excess of the stated interest, and would be required to treat as ordinary income any income realized on a taxable disposition of a note (rather than capital gain). In the event a contingent payment actually occurs, it would affect the amount and timing of the income you will recognize. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments.

United States Holders

This discussion applies to you if you are a “United States Holder.” For this purpose, a “United States Holder” is a beneficial owner of a note that is, for United States federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity treated as a corporation for United States federal income tax purposes, created or organized in, or under, the laws of, the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source;

•	a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust; or

•	a trust that existed on August 20, 1996, and elected to continue its treatment as a domestic trust.

Payments of Interest

Payments of interest on a note generally will be taxable to you as ordinary interest income at the time the interest accrues or is received, in accordance with your method of accounting for United States federal income tax purposes.

Sale, Exchange, Redemption or Disposition of a Note

Upon the sale, exchange, redemption or other taxable disposition of a note, you will recognize gain or loss attributable to the difference between the amount you realize on such sale, exchange, redemption or other taxable disposition of the note (other than amounts, if any, attributable to accrued but unpaid interest, which will be taxed as ordinary interest income to the extent not previously so taxed) and your adjusted tax basis in the note. Your adjusted tax basis in a note generally will equal the cost of the note to you on the date of acquisition.

Gain or loss realized upon the sale, exchange, redemption or other taxable disposition of a note generally will be capital gain or loss and will be long-term capital gain or loss if, at the time of the sale, exchange, redemption or other taxable disposition, you have held the note for more than one year. A reduced tax rate on long-term capital gain may apply to non-corporate United States Holders. The deductibility of capital loss is subject to significant limitations.

Backup Withholding and Information Reporting

Unless you are an exempt recipient such as a corporation, a backup withholding tax and certain information reporting requirements may apply to payments we make to you of interest on, and proceeds of the sale or other disposition (including a retirement or redemption) of a note. Currently, the applicable backup withholding tax rate is 28%. Backup withholding and information reporting will not apply to payments that we make on the notes to exempt recipients, such as corporations, that establish their status as such.

If you are not an exempt recipient (for example, if you are an individual), backup withholding will not be applicable to payments made to you if you:

•	have supplied an accurate Taxpayer Identification Number (usually on an IRS Form W-9);

•	have not been notified by the IRS that you have failed to properly report payments of interest and dividends; and

•	have certified under penalties of perjury that you have received no such notification and have supplied an accurate Taxpayer Identification Number.

Any amounts withheld from a payment to you by operation of the backup withholding rules will be refunded or allowed as a credit against your United States federal income tax liability, provided that any required information is furnished to the IRS in a timely manner.

Non-United States Holders

This discussion applies to you if you are a “non-United States Holder.” A “non-United States Holder” is a beneficial owner of a note that, for United States federal income tax purposes, is an individual, corporation, estate or trust that is not a United States Holder.

Payments of Interest

Subject to the discussion of backup withholding below, payments of interest that are not effectively connected with your conduct of a United States trade or business will not be subject to United States withholding tax; provided that:

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) and Section 881(c) of the Code;

•	you are not a controlled foreign corporation that is related to us through stock ownership; and

•	you have provided the required certifications as set forth in Section 871(h) and Section 881(c) of the Code.

This foregoing certification generally may be made on an IRS Form W-8BEN.

If you are not eligible for relief under the exception described above, you will be subject to United States federal withholding tax at a rate of 30% unless (i) you are eligible for an exemption from, or a reduced rate of, United States federal withholding tax under an applicable income tax treaty or (ii) you are engaged in a United States trade or business and the interest received by you is effectively connected with your conduct of a United States trade or business. In either case, you must provide a proper certification (generally on IRS Form W-8BEN or W-8ECI).

If you are engaged in a United States trade or business and interest received by you on a note is effectively connected with your conduct of such trade or business, you will be exempt from the withholding of United States federal income tax as described above. In such a case, you will be subject to tax on interest you receive on a net income basis generally in the same manner as if you were a United States Holder. In addition, if you are a corporation, your effectively connected earnings and profits attributable to the interest will be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Sale, Exchange, Redemption or Disposition of Notes

You generally will not be subject to United States federal income tax on any gain realized upon your sale, exchange, redemption, or other taxable disposition of notes unless:

•	the gain is effectively connected with your conduct of a trade or business within the United States; or

•	you are an individual present in the United States for 183 days or more in the taxable year of disposition and you meet other conditions.

If you are described in the first bullet point above, you generally will be subject to United States federal income tax with respect to the gain as if you were a United States Holder unless an applicable income tax treaty provides otherwise. In addition, if you are a corporation, the branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) generally will apply to your effectively connected earnings and profits attributable to such gain. If you are described in the second bullet point above, you generally will be subject to United States tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gain realized net of certain United States source capital losses realized during the same taxable year.

Backup Withholding and Information Reporting

The amount of interest we pay to you on notes will be reported to you and to the IRS annually on an IRS Form 1042-S even if you are exempt from the 30% withholding tax described above. Copies of the information returns reporting those payments and the amounts withheld may also be made available to the tax authorities in the country where you are resident under provisions of an applicable tax treaty or agreement.

In addition, backup withholding tax (currently at a rate of 28%) and certain other information reporting requirements may apply to payments we make to you of interest and proceeds of your sale or disposition (including a retirement or redemption) of a note. Backup withholding and the additional information reporting will not apply to payments we make to you if you have provided under penalties of perjury the required certification of your non-United States Holder status as discussed above or if you are an exempt recipient, such as a corporation.

Any amounts withheld from a payment to you by operation of the backup withholding rules will be refunded or allowed as a credit against your United States federal income tax liability, if any, provided that any required information is furnished to the IRS in a timely manner.

UNDERWRITING

Barclays Capital Inc., Goldman, Sachs & Co., Wells Fargo Securities, LLC, J.P. Morgan Securities LLC and RBS Securities Inc. are, acting as the joint book-running managers of the offering, and Barclays Capital Inc., Goldman, Sachs & Co. and Wells Fargo Securities, LLC are acting as the representatives of the underwriters named below. Under the terms of an underwriting agreement, each of the underwriters named below severally has agreed to purchase from us the principal amount of notes listed opposite their names below:

Principal Amount
Underwriters	of Notes

Barclays Capital Inc.	$
Goldman, Sachs & Co.
Wells Fargo Securities, LLC
J.P. Morgan Securities LLC
RBS Securities Inc.

Total	$

The underwriting agreement provides that the underwriters’ obligation to purchase the notes depends on the satisfaction of the conditions contained in the underwriting agreement including:

•	the representations and warranties made by us to the underwriters are true;

•	there is no material change in our business or in the financial markets; and

•	we deliver customary closing documents to the underwriters.

The underwriters are obligated to purchase all of the notes if they purchase any of the notes.

Commissions and Expenses

The representatives of the underwriters have advised us that the underwriters propose to offer the notes to the public at the public offering prices set forth on the cover page of this prospectus supplement and may offer the notes to certain dealers at a price that represents a concession not in excess of     % of the principal amount of the notes. The underwriters may allow, and these dealers may reallow, concessions not in excess of     % of the principal amount of the notes on sales of the notes to certain other dealers. After the initial offering of the notes, the offering price and other selling terms may from time to time be varied by the underwriters.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes):

Paid by
Lorillard Inc.

Per Note		%

We estimate that our total expenses for this offering will be $               .

Indemnification

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

The representatives may engage in stabilizing transactions, which are short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the notes, in accordance with Regulation M under the Exchange Act.

Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the notes, and short positions created by the underwriters involve the sale of a greater aggregate principal amount of notes than the underwriters are required to purchase from us. The representatives of the underwriters also may impose a penalty bid, whereby selling concessions allowed to broker-dealers for notes sold in the offering may be reclaimed by the representatives of the underwriters if such notes are repurchased by the underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the notes, which may be higher than the price that might otherwise prevail in the open market, and these activities, if commenced, may be discontinued at anytime.

Trading Market

The notes are a new issue of securities with no established trading market. The notes will not be listed on any national securities exchange or included in any quotation system. We have been advised by the representatives of the underwriters that they intend to make a market in the notes, but they are not obligated to do so and may discontinue any market making at any time without notice. We cannot assure you as to the liquidity of the trading market for the notes.

Relationships

Certain of the underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us and our affiliates in the ordinary course of their business. Certain of the underwriters and their affiliates have performed, and may in the future perform, certain investment banking, advisory or general financing and banking services for us and our affiliates from time to time, for which they have received or will receive customary fees and expenses. In particular, certain affiliates of each of Barclays Capital Inc., Goldman, Sachs & Co., Wells Fargo Securities, LLC, J.P. Morgan Securities LLC and RBS Securities Inc. are lenders and/or the agent under our existing credit agreement.

Offering Restrictions

The notes are offered for sale in those jurisdictions in the United States and Europe where it is lawful to make such offers.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, each underwriter has not made and will not make an offer of notes to the public in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided, that no such offer of notes shall require us to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe to the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Each underwriter’s ordinary activities involve it acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and each underwriter has not offered or sold and will not offer or sell the notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the notes would otherwise constitute a contravention of Section 19 of the FSMA by the Issuer;

Each underwriter has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

Each underwriter has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

The validity of the notes and guarantees will be passed upon for the Company by Cahill Gordon & Reindel llp, New York, New York. Certain legal matters will be passed upon for the underwriters by Cadwalader, Wickersham & Taft LLP, New York, New York.

EXPERTS

The consolidated financial statements of Lorillard, Inc. for the year ended December 31, 2010 (including the schedule included therein) and the effectiveness of Lorillard, Inc.’s internal control over financial reporting as of December 31, 2010 appearing in the Annual Report on Form 10-K, have been audited by Deloitte & Touche LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, which are incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

DOCUMENTS INCORPORATED BY REFERENCE

The Commission allows us to incorporate by reference the information contained in documents we file with the Commission, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus supplement. Any statement contained in a document which is incorporated by reference in this prospectus supplement is automatically updated and superseded if information contained in this prospectus supplement, or information that we later file with the Commission, modifies or replaces that information. Any statement made in this prospectus supplement concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed or incorporated by reference any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

We incorporate by reference the following documents we filed, excluding any information contained therein or attached as exhibits thereto which has been furnished but not filed, with the Commission:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed on February 18, 2011;

•	Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2011, filed on May 3, 2011, and for the quarter ended June 30, 2011, filed on July 28, 2011;

•	Our Current Reports on Form 8-K filed on May 20, 2011 and July 29, 2011; and

•	The information responsive to Part III of Form 10-K for the fiscal year ended December 31, 2010, provided in our Proxy Statement on Schedule 14A, filed on April 6, 2011.

Any documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of the offering of the securities to which this prospectus supplement relates will automatically be deemed to be incorporated by reference in this prospectus supplement and to form a part of this prospectus supplement from the date of filing such documents. These documents may include annual, quarterly and current reports, as well as proxy statements. We are not incorporating in any case any document or information contained therein that has been “furnished” to the Commission pursuant to Item 2.02 or Item 7.01 of Form 8-K or any other information “furnished” to, but not filed with, the Commission.

To receive a free copy of any of the documents incorporated by reference in this prospectus supplement (other than exhibits, unless they are specifically incorporated by reference in any such documents), call or write Lorillard, Inc., 714 Green Valley Road, Greensboro, North Carolina 27408, tel. (336) 335-7000.

PROSPECTUS

Lorillard, Inc.

Debt Securities, Preferred Stock, Common Stock, Warrants and
Guarantees of Debt Securities

Lorillard Tobacco Company

Debt Securities

From time to time, Lorillard, Inc. may offer and sell debt securities, preferred stock, Common Stock, warrants and may guarantee Lorillard Tobacco Company’s debt securities, together, or separately, in amounts, at prices and on terms described in one or more supplements to this prospectus. Lorillard Tobacco Company, a wholly owned subsidiary of Lorillard, Inc., may offer and sell debt securities in amounts, at prices and on terms described in one or more supplements to this prospectus. In addition, this prospectus may be used in resales by selling securityholders. Lorillard, Inc., Lorillard Tobacco and any of their respective affiliates may also use this prospectus in a remarketing or other resale transaction involving the securities after their initial sale.

This prospectus describes general terms that may apply to these securities. The specific terms of any securities to be offered will be described in one or more supplements to this prospectus, one or more post-effective amendments to the registration statement of which this prospectus is a part or in documents incorporated by reference into this prospectus. The applicable prospectus supplement will also describe the specific manner in which we will offer our securities and may also supplement, update or amend information contained in this prospectus. You should read this prospectus, the applicable prospectus supplement and any documents incorporated by reference into this prospectus carefully before you invest.

We may offer and sell these securities on a continuous or delayed basis directly, to or through agents, dealers, underwriters or directly to purchasers, as designated from time to time or through a combination of these methods. If any agents, dealers or underwriters are involved in the sale of any of our securities, the applicable prospectus supplement will set forth any applicable commissions or discounts. Our net proceeds from the sale of our respective securities also will be set forth in the applicable prospectus supplement.

Lorillard, Inc.’s Common Stock is listed on the New York Stock Exchange under the symbol “LO.”

Investing in our securities involves risks. See the “Risk Factors” beginning on page 4 and, if applicable, any risk factors described in any accompanying prospectus supplement or in our Securities and Exchange Commission filings that are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 11, 2009.

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we have filed with the Securities and Exchange Commission (the “Commission” or the “SEC”), as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). By using a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, the securities identified in this prospectus. Each time we sell securities, we will provide a prospectus supplement that contains specific information about the terms of such offering. The prospectus supplement may also add, update or change information contained in this prospectus, and in the event the information set forth in a prospectus supplement differs in any way from the information set forth in the prospectus, you should rely on information set forth in the prospectus supplement. The rules of the Commission allow Lorillard to incorporate by reference information into this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. The information is further described under the heading “Information Incorporated by Reference.”

You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus or any applicable supplement to this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell or a solicitation of an offer to buy our securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should assume that the information contained in this prospectus or any applicable prospectus supplement is only correct as of their respective dates or the date of the document in which incorporated information appears. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

Unless otherwise indicated or the context otherwise requires, references to “Lorillard,” “we,” “us” and “our” refer to Lorillard, Inc., a Delaware corporation, and its subsidiaries. “Lorillard, Inc.” refers solely to the parent company and “Lorillard Tobacco” refers solely to Lorillard Tobacco Company, the principal subsidiary of Lorillard, Inc.

FORWARD-LOOKING STATEMENTS

Investors are cautioned that certain statements contained in this prospectus are “forward-looking” statements. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “expect,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “will be,” “will continue,” “will likely result,” and similar expressions. In addition, any statement concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible actions taken by us, which may be provided by our management team are also forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on current expectations and projections about future events and are inherently subject to a variety of risks and uncertainties, many of which are beyond the control of our management team, which could cause actual results to differ materially from those anticipated or projected. These risks and uncertainties include, among others:

•	the outcome of pending litigation;

•	health concerns, claims and regulations relating to the use of tobacco products and exposure to environmental tobacco smoke;

•	legislation, including actual and potential federal and state excise tax increases, and the effects of tobacco litigation settlements on pricing and consumption rates;

•	continued intense competition from other cigarette manufacturers, including significant levels of promotional activities and the presence of a sizable deep discount category;

•	the continuing decline in volume in the domestic cigarette industry;

•	increasing marketing and regulatory restrictions, governmental regulation and privately imposed smoking restrictions;

•	the possibility of restrictions or bans on the use of certain ingredients, including menthol, in cigarettes, or the use of certain flavor descriptors in the marketing of cigarettes;

•	litigation, including risks associated with adverse jury and judicial determinations, courts reaching conclusions at variance with the general understandings of applicable law, bonding requirements and the absence of adequate appellate remedies to get timely relief from any of the foregoing;

•	general economic and business conditions;

•	changes in financial markets (such as interest rate, credit, currency, commodities and equities markets) or in the value of specific investments;

•	potential changes in accounting policies by the Financial Accounting Standards Board, the SEC or regulatory agencies for the industry in which we participate that may cause us to revise our financial accounting and/or disclosures in the future, and which may change the way analysts measure our business or financial performance;

•	the risk of fire, violent weather or other disasters adversely affecting our production, storage and other facilities;

•	changes in the price, quality or quantity of tobacco leaf and other raw materials available for use in our cigarettes;

•	reliance on a limited number of suppliers for certain raw materials;

•	the impact of regulatory initiatives, including the possible regulation of cigarettes by the Food and Drug Administration, and compliance with governmental regulations, judicial rulings and jury verdicts, including our ability to obtain surety bonds with regard to adverse judgments;

•	our ability to attract and retain the best talent to implement our strategies as a result of the decreasing social acceptance of cigarettes;

•	the availability of financing upon favorable terms and the results of our financing efforts; and

•	the closing of any contemplated transactions and agreements.

Adverse developments in any of these factors, as well as the risks and uncertainties described in “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Business Environment” and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2008 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 which are incorporated herein by reference, could cause our results to differ materially from results that have been or may be anticipated or projected. Forward-looking statements speak only as of the date of this prospectus and we expressly disclaim any obligation or undertaking to update these statements to reflect any change in expectations or beliefs or any change in events, conditions or circumstances on which any forward-looking statement is or may be based.

OUR COMPANY

Lorillard is the third largest manufacturer of cigarettes in the United States. Founded in 1760, Lorillard is the oldest continuously operating tobacco company in the United States. Newport, our flagship menthol flavored premium cigarette brand is the top selling menthol and second largest selling cigarette brand overall in the United States based on gross units sold in the full year 2008 and in the first three months of 2009. The Newport brand accounted for approximately 93.7% and 93.2% of our sales revenue for the fiscal year ended December 31, 2008 and the three months ended March 31, 2009, respectively. In addition to the Newport brand, our product line has five additional brand families marketed under the Kent, True, Maverick, Old Gold and Max brand names. These six brands include 44 different product offerings which vary in price, taste, flavor, length and packaging. In the United States and certain U.S. possessions and territories, we shipped 37.8 billion cigarettes in the full year 2008 and 7.9 billion cigarettes in the first three months of 2009. We sold our major trademarks outside of the United States in 1977. We manufacture all of our products at our Greensboro, North Carolina facility.

We produce cigarettes for both the premium and discount segments of the domestic cigarette market. We do not compete in a subcategory of the discount segment that we identify as the deep discount segment. Premium brands are well known, established brands marketed at higher retail prices. Discount brands are generally less well recognized brands marketed at lower retail prices. We define the deep discount subcategory to include brands sold at the lowest retail prices. Deep discount cigarettes are typically manufactured by smaller companies, relative to us and other major U.S. manufacturers, many of which have no, or significantly lower, payment obligations under the State Settlement Agreements, consisting of the Master Settlement Agreement among major tobacco manufacturers and 46 states and various other governments and jurisdictions (the “MSA”) and the settlements of similar claims brought by Mississippi, Florida, Texas and Minnesota (the “Initial State Settlements”).

In addition, in 2006 we entered into a joint venture with Swedish Match North America to develop and evaluate the opportunity to market a smokeless tobacco product for the U.S. market, called Triumph Snus. We commenced test marketing of Triumph Snus in Ohio in January and Georgia in May of 2008. If successful, our current test marketing may permit us to position Triumph Snus for broader testing or expanded distribution with limited capital investment.

Prior to June 10, 2008, Lorillard, Inc. was a wholly owned subsidiary of Loews Corporation (“Loews”), a publicly traded company listed on the New York Stock Exchange (the “NYSE”). Our results of operations and financial condition were included as a separate reporting segment in Loews’s financial statements and filings with the SEC. Beginning in 2002 and through June 10, 2008, Loews had also issued a separate class of its Common Stock, referred to as the “Carolina Group Stock,” to track the economic performance of Loews’s 100% interest in Lorillard, Inc. and certain liabilities, costs and expenses of Loews and Lorillard arising out of or related to tobacco or tobacco-related businesses. On June 10, 2008, we began operating as an independent, publicly traded company pursuant to our separation from Loews (the “Separation”). In connection with the Separation, we entered into a Separation Agreement with Loews to provide for the separation of our business from Loews as well as providing for indemnification and allocation of taxes between the parties.

Our principal executive offices are located at 714 Green Valley Road, Greensboro, NC 27408, our telephone number is (336) 335-7000, and our website is www.lorillard.com. The information contained in, or that can be accessed through, our website is not a part of this prospectus.

GENERAL DESCRIPTION OF SECURITIES WE MAY OFFER

Lorillard, Inc. may offer from time to time under this prospectus, separately or together:

•	debt securities,

•	Common Stock,

•	preferred stock,

•	warrants to purchase debt securities, Common Stock or preferred stock, and

•	guarantees of Lorillard Tobacco’s debt securities.

Lorillard Tobacco may offer from time to time under this prospectus debt securities.

RISK FACTORS

Investing in the securities described herein involves risk. We urge you to carefully consider the risk factors described in our filings with the Commission that are incorporated by reference in this prospectus and, if applicable, in any accompanying prospectus supplement used in connection with an offering of our securities before making an investment decision. Additional risks, including those that relate to any particular securities we offer, may be included in the applicable prospectus supplement or free writing prospectus which we have authorized, or which may be incorporated by reference into this prospectus or such prospectus supplement.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of any of the securities described in this prospectus as set forth in the applicable prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated:

	Three Months
	Ended
	March 31,		Year Ended December 31,
	2009		2008		2007		2006		2005		2004

Ratios of earnings to fixed charges(a)	148.5	x	240.0	x	231.5	x	169.0	x	128.9	x	116.4x

(a)	Lorillard includes interest relating to uncertain tax positions in its provision for income taxes, therefore such amounts are not included in fixed charges in the computation. In the periods presented the Company had no interest-bearing indebtedness or preferred stock outstanding and its only fixed charges were rental expense. Rental expense for all operating leases were $2 million, $6 million, $6 million, $8 million, $9 million and $9 million for the three months ended March 31, 2009, and for the years 2008, 2007, 2006, 2005 and 2004, respectively. These amounts are compared to operating earnings of $297 million, $1,440 million, $1,389 million, $1,352 million, $1,160 million and $1,048 million for the respective periods.

For the purpose of computing the above ratios, earnings consist of income from continuing operations before income taxes excluding income or loss from equity investees, plus fixed charges. Fixed charges consist of interest expense and such portion of rental expense as is estimated to be representative of the interest factors in the leases, all on a pre-tax basis.

Because we had no preferred stock outstanding during any of the periods presented, the ratio of earnings to combined fixed charges and preferred stock dividends is identical to the ratio of earnings to fixed charges for each of the periods presented and is not disclosed separately.

DESCRIPTION OF DEBT SECURITIES

The debt securities covered by this prospectus will be Lorillard, Inc.’s or Lorillard Tobacco’s direct unsecured unsubordinated obligations, as applicable. The debt securities will be issued in one or more series under an indenture, dated as of a date on or prior to the issuance of the debt securities to which it relates. In the case of Lorillard, Inc.’s debt securities, the debt securities will be issued pursuant to an indenture between Lorillard, Inc. and a trustee qualified under the Trust Indenture Act of 1939. and in the case of Lorillard Tobacco’s debt securities, the debt securities will be issued pursuant to a base indenture among Lorillard Tobacco, Lorillard, Inc. and The Bank of New York Mellon Trust Company, N.A., as the trustee qualified under the Trust Indenture Act of 1939. In each case, the terms of the series of debt securities to be issued will be set forth in a supplemental indenture.

The following briefly summarizes the material provisions of the indenture and the debt securities, other than pricing and related terms that will be disclosed in an accompanying prospectus supplement. Other than the differences in date and parties discussed above, the two indentures are substantially identical and the description below is applicable to each indenture. This description is qualified in all respects by reference to the actual text of the indenture. For your reference, in the summary that follows, we have included references to section numbers of the indenture so that you can more easily locate these provisions. In cases where portions of the summary are taken from more than one section of the indenture, we have referred only to the section of the indenture that is principally applicable to that part of the summary. A copy of each indenture is filed as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information” for information on how to obtain a copy. You should also refer to the Trust Indenture Act of 1939, or the Trust Indenture Act, certain terms of which are made part of the indenture by reference.

The material financial, legal and other terms particular to debt securities of each series will be described in the prospectus supplement relating to the debt securities of that series. The prospectus supplement relating to the debt securities of the series will be attached to the front of this prospectus. The prospectus supplement will also state whether any of the terms summarized below do not apply to the series of debt securities being offered. You should read the more detailed provisions of the indenture, including the defined terms, for provisions that may be important to you. You should also read the particular terms of a series of debt securities, which will be described in more detail in the applicable prospectus supplement.

Prospective purchasers of debt securities should be aware that special United States federal income tax, accounting and other considerations not addressed in this prospectus may be applicable to instruments such as the debt securities. The prospectus supplement relating to an issue of debt securities will describe these considerations, if they apply.

Capitalized terms used below are defined under “Defined Terms.” In this “Description of Debt Securities” section, references to the “Issuer” refers only to Lorillard, Inc. or Lorillard Tobacco Company, as applicable as an issuer of the debt securities, and not Lorillard Tobacco’s or Lorillard, Inc.’s subsidiaries.

General

The debt securities will rank equally with all of the Issuer’s other unsecured and unsubordinated debt. The indenture does not limit the amount of debt the Issuer may issue under the indenture and provides that additional debt securities may be issued up to the aggregate principal amount authorized by a board resolution. In addition, the indenture does not limit the Issuer’s ability or the ability of the Issuer’s subsidiaries to incur additional debt. The Issuer may issue the debt securities from time to time in one or more series with the same or various maturities, at par, at a discount or at a premium.

The Issuer may, without the consent of the holders of the applicable series of debt securities, issue additional debt securities having the same ranking and the same interest rate, maturity and other terms as the debt securities of such series, except for the public offering price and issue date. Any additional debt securities having such similar terms will constitute a single series of debt securities under the indenture together with the debt securities of such series previously issued.

The prospectus supplement relating to any debt securities being offered will include specific terms relating to the offering, including the particular amount, price and other terms of those debt securities. These terms will include some or all of the following:

•	the title of the debt securities;

•	any limit upon the aggregate principal amount of the debt securities;

•	the date or dates on which the principal of the debt securities will be payable or their manner of determination;

•	if the debt securities will bear interest:

•	the interest rate or rates;

•	the date or dates from which any interest will accrue;

•	the interest payment dates for the debt securities; and

•	the regular record date for any interest payable;

or, in each case, their method of determination;

•	the place or places where the principal of, and any premium and interest on, the debt securities will be payable;

•	the period or periods within which, the price or prices at which, the currency or currency unit in which and the terms on which any of the debt securities may be redeemed, in whole or in part at the Issuer’s option, and any remarketing arrangements;

•	the terms on which the Issuer would be required to redeem, repay or purchase debt securities required by any sinking fund, mandatory redemption or similar provision; and the period or periods within which, the price or prices at which, the currency or currency unit in which and the terms and conditions on which the debt securities will be so redeemed or purchased in whole or in part;

•	if denominations other than $2,000 or any integral multiple of $1,000, the denominations in which the debt securities will be issued;

•	the portion of the principal amount of the debt securities that is payable on the declaration of acceleration of the maturity, if other than their entire principal amount; these debt securities could include original issue discount, or OID, debt securities or indexed debt securities, which are each described below;

•	any trustees, paying agents, transfer agents, registrars, depositaries or similar agents with respect to the debt securities;

•	currency or currency units in which the debt securities will be denominated and payable, if other than U.S. dollars;

•	whether the amounts of payments of principal of, and any premium and interest on, the debt securities are to be determined with reference to an index, formula or other method, and if so, the manner in which such amounts will be determined;

•	whether the debt securities will be issued in whole or in part in the form of global debt securities and, if so, the depositary, if any, for the global debt securities, whether permanent or temporary (including the circumstances under which any temporary global debt securities may be exchanged for definitive debt securities);

•	whether the debt securities will be convertible or exchangeable into other of our or another company’s securities and the terms and conditions of any such conversion or exchange;

•	whether debt securities of Lorillard Tobacco will be entitled to the benefits of any guarantee of Lorillard, Inc., and if so, the terms and conditions of such guarantee;

•	any special tax implications of the debt securities, including whether and under what circumstances, if any, we will pay additional amounts under any debt securities held by a person who is not a United States person for tax payments, assessments or other governmental charges and whether we have the option to redeem the debt securities which are affected by the additional amounts instead of paying the additional amounts;

•	the form of the debt securities;

•	whether and to what extent the debt securities are subject to defeasance on terms different from those described under the heading “Defeasance”;

•	if the debt securities bear no interest, any dates on which lists of holders of these debt securities must be provided to the trustee;

•	any addition to, or modification or deletion of, any event of default or any covenant specified in the indenture; and

•	any other specific terms of the debt securities. (Section 301)

The Issuer may issue debt securities as OID debt securities. OID debt securities bear no interest or bear interest at below-market rates and are sold at a discount below their stated principal amount. If we issue OID debt securities, the prospectus supplement will contain the issue price of the debt securities and the rate at which and the date from which discount will accrete.

The Issuer may also issue indexed debt securities. Payments of principal of, and any premium and interest on, indexed debt securities are determined with reference to the rate of exchange between the currency or currency unit in which the debt security is denominated and any other currency or currency unit specified by the Issuer, to the relationship between two or more currencies or currency units, to the price of one or more specified securities or commodities, to one or more securities or commodities exchange indices or other indices or by other similar methods or formulas, all as specified in the prospectus supplement.

We may issue debt securities other than the debt securities described in this prospectus. There is no requirement that any other debt securities that we issue be issued under the indenture. Thus, any other debt securities that we issue may be issued under other indentures or documentation containing provisions different from those included in the indenture or applicable to one or more issues of the debt securities described in this prospectus. (Section 301)

Guarantee

In the case of Lorillard Tobacco’s debt securities, if the applicable prospectus supplement relating to a series of debt securities provides that those debt securities will have the benefit of the guarantee by Lorillard, Inc., payment of the principal, premium, if any, and interest on those debt securities will be guaranteed by Lorillard, Inc. See “Description of Guarantees of Debt Securities” below.

Consolidation, Merger or Sale

Under the indenture, the Issuer and, in the case of Lorillard Tobacco’s debt securities, Lorillard, Inc. may not consolidate with or merge into any other corporation or convey or transfer our respective properties and assets substantially as an entirety to any person unless:

•	the entity formed by such consolidation or into which Lorillard Tobacco or Lorillard, Inc., as applicable, are merged or the person which acquires by conveyance or transfer Lorillard Tobacco or Lorillard, Inc.’s, as applicable, properties and assets substantially as an entirety is a corporation, or in the case of Lorillard Tobacco Company is a corporation, limited liability company or limited partnership or other business entity, organized and existing under the laws of the United States, any state thereof or the District of Columbia and expressly assumes, by a supplemental indenture, payment of the principal of and any premium and interest (including any additional amounts payable) on all the debt securities and the performance of every covenant of the indenture, or the guarantee of any series of debt securities, on the part of Lorillard Tobacco or Lorillard, Inc., as the case may be, to be performed;

•	after giving effect to the transaction, no Event of Default with respect to any series of debt securities, and no event which, after notice or lapse of time or both, would become an Event of Default, will have happened and be continuing;

•	the successor entity assuming the debt securities agrees, by supplemental indenture, to indemnify the individuals liable therefor for the amount of United States federal estate tax paid solely as a result of such assumption in respect of debt securities held by individuals who are not citizens or residents of the United States at the time of their death; and

•	Lorillard Tobacco or Lorillard, Inc., as the case may be, deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that the consolidation, merger, conveyance or transfer and the supplemental indenture comply with these provisions. (Section 801)

The successor entity will assume all of Lorillard Tobacco or Lorillard, Inc.’s, as applicable, obligations under the indenture and, in the case of Lorillard, Inc., any guarantee agreement relating to any outstanding debt securities that are entitled to the benefits of any guarantee of Lorillard, Inc., as if such successor were an original party to the indenture or such guarantee. After assuming such obligations, the successor entity will have all of our or Lorillard, Inc.’s, as applicable, rights and powers under the indenture or such guarantee. (Section 802)

Waivers Under the Indenture

Under the indenture, the holders of more than 50% in principal amount of the outstanding debt securities of any particular series, may on behalf of the holders of all the debt securities of that series:

•	waive the Issuer’s compliance with certain covenants of the indenture; and (Section 1009)

•	waive any past default under the indenture, except:

•	a default in the payment of the principal of, or any premium or interest on, any debt securities of that series; and

•	a default with respect to a covenant or provision of the indenture which itself cannot be modified or amended without the consent of the holder of each affected debt security of that series. (Section 513)

Events of Default

When we use the term “Event of Default” in the indenture with respect to a particular series of debt securities, we mean any of the following:

•	the Issuer fails to pay any installment of interest on any debt security of that series for 30 days after payment was due;

•	the Issuer fails to make payment of the principal of, or any premium on, any debt security of that series when due;

•	the Issuer fails to make any sinking fund payment when due with respect to debt securities of that series;

•	the Issuer fails to perform, or breaches, any other covenant or warranty in respect of any debt security of that series contained in the indenture or in such debt securities or in the applicable board resolution under which such series is issued and this failure or breach continues for 90 days after the Issuer receives written notice of it from the trustee or holders of at least 25% in principal amount of the outstanding debt securities of that series;

•	the Issuer or a court takes certain actions relating to bankruptcy, insolvency or reorganization of the Issuer; or

•	any other event of default that may be specified for the debt securities of the series or in the board resolution with respect to the debt securities of that series. (Section 501)

The supplemental indenture or the form of security for a particular series of debt securities may include additional Events of Default or changes to the Events of Default described above. The Events of Default applicable to a particular series of debt securities will be described in the prospectus supplement relating to such series.

A default with respect to a single series of debt securities under the indenture will not necessarily constitute a default with respect to any other series of debt securities issued under the indenture. A default under the Issuer’s other indebtedness will not be a default under the indenture. The trustee may withhold notice to the holders of debt securities of any default, except for defaults that involve our failure to pay principal or any premium or interest, if it determines in good faith that the withholding of notice is in the interest of the holders. (Section 602)

If an Event of Default for any series of debt securities occurs and continues (other than an Event of Default involving the Issuer’s bankruptcy, insolvency or reorganization), either the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may require the Issuer upon notice in writing to the Issuer, to repay immediately the entire principal (or, in the case of (a) OID debt securities, a lesser amount as may be provided in those OID debt securities or (b) indexed debt securities, an amount determined by the terms of those indexed debt securities), of all the debt securities of such series together with accrued interest on the debt securities.

If an Event of Default occurs which involves the Issuer’s bankruptcy, insolvency or reorganization, then all unpaid principal amounts (or, if the debt securities are (a) OID debt securities, a lesser amount as may be provided in those OID debt securities or (b) indexed debt securities, an amount determined by the terms of those indexed debt securities), of all the debt securities of such series together with accrued interest on the debt securities and accrued interest on all debt securities of each series then outstanding will immediately become due and payable, without any action by the trustee or any holder of debt securities. (Section 502)

Subject to certain conditions, the holders of more than 50% of the principal amount of the outstanding debt securities of a series may rescind a declaration of acceleration if all Events of Default, other than the failure to pay principal or interest due solely because of the declaration of acceleration, have been cured or waived. (Section 502)

Other than its duties in case of an Event of Default, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders offer the trustee indemnity reasonably satisfactory to the trustee. (Section 507) The holders of more than 50% of the principal amount outstanding of any series of debt securities may, subject to certain limitations, direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities. (Section 512)

The indenture requires the Issuer to file each year with the trustee, an officer’s certificate that states that:

•	the signing officer has supervised a review of the Issuer’s activities during such year and performance under the indenture; and

•	to the best of his or her knowledge, based on the review, the Issuer complied with all conditions and covenants of the indenture. (Section 1005)

A judgment for money damages by courts in the United States, including a money judgment based on an obligation expressed in a foreign currency, will ordinarily be rendered only in U.S. dollars. New York statutory law provides that a court shall render a judgment or decree in the foreign currency of the underlying obligation and that the judgment or decree shall be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment or decree. If a court requires a conversion to be made on a date other than a judgment date, the indenture requires the Issuer to pay additional amounts necessary to ensure that the amount paid in U.S. dollars to a holder is equal to the amount due in such foreign currency or currency unit. (Section 515)

Notwithstanding the foregoing, the indenture provides that, to the extent elected by the Issuer, the sole remedy for an Event of Default relating to the failure to comply with the reporting obligations in the indenture will, for the first 120 days after the occurrence of such an Event of Default, consist exclusively of the right for holders of each series of debt securities with respect to which the Issuer elects to pay additional interest to receive additional interest on the debt securities of that particular series at an annual rate equal to 0.25% of the principal amount of the debt securities of such series. If the Issuer so elects, this additional interest will accrue on all outstanding debt securities with respect to which we elect to pay additional interest from and including the date on which the Event of Default relating to the failure to comply with the reporting obligations in the indenture first occurs to but not including the 120th day thereafter (or such earlier date on which such Event of Default is cured or waived by holders as provided above). On such 120th day (or earlier, if the Event of Default relating to the reporting obligations under the indenture is cured or waived by holders as provided above prior to such 120th day), the additional interest will cease to accrue and, if the Event of Default relating to reporting obligations under the indenture has not been cured or waived prior to such 120th day, the debt securities will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of debt securities in the event of the occurrence of any other Event of Default. If the Issuer does not elect to pay the additional interest upon an Event of Default in accordance with this paragraph, the debt securities will be subject to acceleration as provided above.

In order to elect to pay the additional interest on the debt securities in accordance with the immediately preceding paragraph, the Issuer must notify all holders of debt securities of such series and the trustee and paying agent of such election on or before the close of business on the date on which such Event of Default first occurs. (Section 502)

Payment and Transfer

The Issuer will pay the principal of, and any premium and interest on, debt securities at the place or places that the Issuer will designate for such purposes. The Issuer will make payment to the persons in whose names the debt securities are registered on the close of business on the day or days that the Issuer will specify in accordance with the indenture. The Issuer will pay the principal of, and any premium on, debt securities only against surrender of those debt securities. Any other payments will be made as set forth in the applicable prospectus supplement. Holders may transfer or exchange debt securities at the corporate trust office of the trustee or at any other office or agency, maintained for such purposes, without the payment of any service charge except for any tax or governmental charge. (Section 307)

Restrictive Covenants

The indenture includes the following restrictive covenants:

Limitations on Liens

The indenture limits the amount of liens that we or our Subsidiaries may incur or otherwise create, in order to secure indebtedness for borrowed money, upon any Principal Facility or any shares of capital stock that any of our Subsidiaries owning any Principal Facility has issued to us or any of our Subsidiaries. If we or any of our Subsidiaries incur such liens, then we will secure the debt securities and, in the case of liens upon any Principal Facility owned or leased by Lorillard, Inc., if Lorillard, Inc., is a guarantor of debt securities, then Lorillard, Inc. will secure the guarantee of the debt securities to the same extent and in the same proportion as the debt that is secured by such liens. This covenant does not apply, however, to any of the following:

•	in the case of a Principal Facility, liens incurred in connection with the issuance by a state or political subdivision thereof of any securities the interest on which is exempt from federal income taxes by virtue of Section 103 of the Internal Revenue Code of 1986, as amended, or any other laws or regulations in effect at the time of such issuance;

•	liens existing on the date of the indenture;

•	liens on property or shares of capital stock existing at the time we or any of our Subsidiaries acquire such property or shares of stock (including acquisition through merger, share exchange or consolidation) or securing the payment of all or part of the purchase price, construction or improvement thereof incurred prior to, at the time of, or within 180 days after the later of the acquisition, completion of construction or improvement or commencement of full operation of such property for the purpose of financing all or a portion of such purchase or construction or improvement; or

•	liens for the sole purpose of extending, renewing or replacing in whole or in part the indebtedness secured by any lien referred to in the foregoing three bullet points or in this bullet point; provided, however, that the principal amount of indebtedness secured thereby shall not exceed the principal amount of indebtedness so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or a part of the property that secured the lien so extended, renewed or replaced (plus improvements on such property).

The applicable prospectus supplement may include terms that add to, remove from or replace the foregoing.

Sale and Leaseback Transactions

A Sale and Leaseback Transaction by us or any of our Subsidiaries of any Principal Facility is prohibited unless, within 180 days of the effective date of the arrangement, an amount equal to the greater of the net proceeds of the sale of the property leased pursuant to the Sale and Leaseback Transaction or the fair value of the property at the time of entering into the Sale and Leaseback Transaction as determined by our board of directors (“value”) is applied by us to the retirement of nonsubordinated indebtedness for money borrowed with more than one year stated maturity, including our debt securities. The applicable prospectus supplement may include terms that add to, remove from or replace the foregoing. (Section 1008)

There are no other restrictive covenants in the indenture. The indenture does not require us to maintain any financial ratios, minimum levels of net worth or liquidity or restrict the incurrence of indebtedness, the makeup of asset sales, the payment of dividends, the making of other distributions on our capital stock or the redemption or purchase of our capital stock. Moreover, the indenture does not contain any provision requiring us to repurchase or redeem any debt securities or debt warrants or modify the terms thereof or afford the holders thereof any other protection in the event of our change of control, any highly leveraged transaction or any other event involving us that may materially adversely affect our creditworthiness or the value of the debt securities or any warrants convertible into or exercisable for debt securities.

Defined Terms

We define “Consolidated Capitalization” as the total of all the assets appearing on our most recent quarterly or annual consolidated balance sheet, less (a) current liabilities, including liabilities for indebtedness maturing more than 12 months from the date of the original creation thereof, but maturing within 12 months from the date of such consolidated balance sheet, and (b) deferred income tax liabilities appearing on such consolidated balance sheet. (Section 101)

We define “Principal Facility” as any facility, together with the land upon which it is erected and fixtures comprising a part thereof, used primarily for manufacturing, processing or production and located in the United States, owned or leased pursuant to a capital lease by us or any Subsidiary, that has a gross book value (without deduction of any depreciation reserve) on the date as of which the determination is being made exceeding 2% of Consolidated Capitalization. (Section 1007)

We define a “Sale and Leaseback Transaction” as the sale or transfer of a Principal Facility now owned or hereafter acquired with the intention of taking back a lease of the property, except a lease for a temporary period of less than three years, including renewals, with the intent that the use by us or any Subsidiary will be discontinued on or before the expiration of such period. (Section 1008)

We define “Subsidiaries” as any corporation, limited or general partnership, limited liability company, trust, association or other business entity of which at least a majority of all outstanding stock or other interests having ordinary voting power in the election of directors, managers or trustees (without regard to the occurrence of any contingency) thereof is at the time, directly or indirectly, owned or controlled by us or by one or more Subsidiaries or by us and one or more Subsidiaries. (Section 101)

Global Securities

The Issuer may issue the debt securities in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement.

The Issuer may issue the global securities in either temporary or permanent form. The Issuer will describe the specific terms of the depositary arrangement with respect to a series of debt securities in the applicable prospectus supplement. The Issuer anticipates that the following provisions will apply to all depositary arrangements.

Once a global security is issued, the depositary will credit on its book-entry system the respective principal amounts of the individual debt securities represented by that global security to the accounts of institutions that have accounts with the depositary. These institutions are known as participants.

The underwriters for the debt securities will designate the accounts to be credited. However, if the Issuer has offered or sold the debt securities either directly or through agents, the Issuer or the agents will designate the appropriate accounts to be credited.

Ownership of beneficial interests in a global security will be limited to participants or persons that may hold beneficial interests through participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary’s participants or persons that may hold through participants. The laws of some states require that certain purchasers of securities take physical delivery of securities. Those laws may limit the market for beneficial interests in a global security.

So long as the depositary for a global security, or its nominee, is the registered owner of a global security, the depositary or nominee will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the indenture. Except as provided in the applicable prospectus supplement, owners of beneficial interests in a global security:

•	will not be entitled to have securities represented by global securities registered in their names;

•	will not receive or be entitled to receive physical delivery of debt securities in definitive form; and

•	will not be considered owners or holders of these debt securities under the indenture.

Payments of principal of, and any premium and interest on, the individual debt securities registered in the name of the depositary or its nominee will be made to the depositary or its nominee as the registered owner of that global security.

Neither the Issuer nor the trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests of a global security, or for maintaining, supervising or reviewing any records relating to beneficial ownership interests, and each of us and the trustee may act or refrain from acting without liability on any information provided by the depositary. (Section 308)

The Issuer expects that the depositary, after receiving any payment of principal of, and any premium and interest on, a global security, will immediately credit the accounts of the participants with payments in amounts proportionate to their respective holdings in principal amount of beneficial interest in a global security as shown on the records of the depositary. The Issuer also expects that payments by participants to owners of beneficial interests in a global security will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participants.

Debt securities represented by a global security will be exchangeable for debt securities in definitive form of like tenor in authorized denominations only if:

•	the depositary notifies the Issuer that it is unwilling or unable to continue as the depositary and a successor depositary is not appointed by us within 90 days;

•	the Issuer delivers to the trustee for securities of such series in registered form a company order stating that the securities of such series shall be exchangeable; or

•	an Event of Default has occurred and is continuing with respect to securities of such series.

Unless and until a global security is exchanged in whole or in part for debt securities in definitive certificated form, it may not be transferred or exchanged except as a whole by the depositary.

You may transfer or exchange certificated debt securities at any office that the Issuer maintains for this purpose in accordance with the terms of the indenture. The Issuer will not charge a service fee for any transfer or exchange of certificated debt securities, but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge that the Issuer is required to pay in connection with a transfer or exchange. (Section 305)

Registration of Transfer

You may effect the transfer of certificated debt securities and the right to receive the principal of, and any premium and interest on, certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by the Issuer or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

The Issuer is not required to:

•	issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before the day we transmit a notice of redemption of the debt securities of the series selected for redemption and ending at the close of business on the day of the transmission; or

•	register the transfer of or exchange any debt security so selected for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part. (Section 305)

Exchange

At your option, you may exchange your debt securities of any series, except a global security, for an equal principal amount of other debt securities of the same series having authorized denominations upon surrender to our designated agent.

The Issuer may at any time exchange debt securities issued as one or more global securities for an equal principal amount of debt securities of the same series in definitive form. In this case, the Issuer will deliver to the holders new debt securities in definitive registered form in the same aggregate principal amount as the global securities being exchanged.

The depositary of the global securities may also decide at any time to surrender one or more global securities in exchange for debt securities of the same series in definitive form, in which case the Issuer will deliver the new debt securities in definitive form to the persons specified by the depositary, in an aggregate principal amount equal to, and in exchange for, each person’s beneficial interest in the global securities.

Notwithstanding the above, the Issuer will not be required to exchange any debt securities if, as a result of the exchange, we would suffer adverse consequences under any United States law or regulation. (Section 305)

Defeasance

Legal Defeasance

Unless otherwise specified in the prospectus supplement, the Issuer can legally release itself from all of its obligations, with certain limited exceptions, on any series of debt securities. This is called legal defeasance. In order to achieve legal defeasance:

•	The Issuer must deposit, or cause to be deposited, in trust for the benefit of all holders of that series of debt securities an amount of cash in the currency or currency unit in which that series of debt securities is payable, direct obligations of the government that issued the currency in which that series of debt securities is payable or a combination thereof that will generate sufficient cash to make interest, principal, premium and any other payments on that series of debt securities on their due date or redemption date;

•	the Issuer has delivered to the trustee an opinion of counsel confirming that (1) the Issuer has received from, or there has been published by, the U.S. Internal Revenue Service a ruling or (2) since the issuance date of the debt securities, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that holders of the debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the legal defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the legal defeasance had not occurred;

•	no Event of Default or event that with the giving of notice or passage of time, or both, would become an Event of Default shall have occurred and be continuing at the time of the deposit described above and no Event of Default described in the fourth bullet point under “— Events of Default” shall have occurred and be continuing on the 91st day after the date of such deposit;

•	such defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which we are a party or by which we are bound; and

•	the Issuer has delivered to the trustee an officers’ certificate and an opinion of counsel in each stating that all conditions precedent provided for or relating to the legal defeasance have been complied with.

Covenant Defeasance

Unless specified in the prospectus supplement, the Issuer can make the same type of deposit described above under “— Defeasance — Legal Defeasance” and be released from the restrictive covenants on any series of debt securities. This is called covenant defeasance. In order to achieve covenant defeasance:

•	the Issuer must deposit, or cause to be deposited, in trust for the benefit of all holders of that series of debt securities an amount of cash in the currency or currency unit in which that series of debt securities is payable, direct obligations of the government that issued the currency in which that series of debt securities is payable or a combination thereof that will generate sufficient cash to make interest, principal, premium and any other payments on that series of debt securities on their due date or redemption date;

•	the Issuer has delivered to the trustee an opinion of counsel confirming that holders of the debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the covenant defeasance had not occurred;

•	no Event of Default or event that with the giving of notice or passage of time, or both, would become an Event of Default shall have occurred and be continuing at the time of the deposit described above and no Event of Default described in the fourth bullet point under “— Events of Default” shall have occurred and be continuing on the 91st day after the date of such deposit;

•	such defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which we are a party or by which we are bound; and

•	the Issuer has delivered to the trustee an officers’ certificate and an opinion of counsel in each stating that all conditions precedent provided for or relating to the covenant defeasance have been complied with.

If the Issuer accomplishes covenant defeasance, the following provisions, among others, of the indenture and the debt securities would no longer apply:

•	the Issuers promises previously described under “— Restrictive Covenants — Limitation on Liens;”

•	the Issuers promises previously described under “— Restrictive Covenants — Sale and Leaseback Transactions;”

•	the events of default relating to breach of such covenants, described under “— Events of Default;” and

•	certain other covenants applicable to the series of debt securities and described in the prospectus supplement. (Sections 402-404)

Payments of Unclaimed Moneys

Moneys deposited with the trustee or any paying agent for the payment of principal of, or any premium and interest on, any debt securities that remain unclaimed for two years will be repaid to the Issuer at the Issuer’s request, unless the law requires otherwise. If this happens and you want to claim these moneys, you must look to the Issuer and not to the trustee or paying agent. (Section 409)

Supplemental Indentures Not Requiring Consent of Holders

Without the consent of any holders of debt securities, the Issuer, Lorillard, Inc., if it is a guarantor of the debt securities, and the trustee may supplement the indenture, among other things, to:

•	pledge property to the trustee as security for the debt securities;

•	reflect that another entity has succeeded Lorillard Tobacco or Lorillard, Inc., as applicable, and assumed Lorillard Tobacco or Lorillard, Inc.’s covenants and obligations under the debt securities and the indenture and, in the case of Lorillard, Inc., any guarantee in respect of the debt securities;

•	cure any ambiguity or inconsistency in the indenture or in the debt securities or make any other provisions necessary or desirable, as long as the interests of the holders of the debt securities are not adversely affected in any material respect;

•	establish the form and terms of any series of debt securities as provided in the indenture;

•	add to Lorillard Tobacco’s or Lorillard, Inc.’s covenants further covenants for the benefit of the holders of debt securities, and if the covenants are for the benefit of less than all series of debt securities, stating which series are entitled to benefit;

•	add any additional event of default and if the new event of default applies to fewer than all series of debt securities, stating to which series it applies;

•	change the trustee or provide for an additional trustee;

•	reflect the release of Lorillard, Inc. with respect to its guarantee of any series of Lorillard Tobacco’s debt securities under the terms of the indenture and the provisions of the applicable guarantee agreement; or

•	modify the indenture in order to continue its qualification under the Trust Indenture Act or as may be necessary or desirable in accordance with amendments to that Act. (Section 901)

Supplemental Indentures Requiring Consent of Holders

With the consent of the holders of more than 50% in aggregate principal amount of the debt securities of each series then outstanding that would be affected by a modification of the indenture, the indenture permits the Issuer, Lorillard, Inc., if it is a guarantor of the debt securities, and the trustee to supplement the indenture or modify in any way the terms of the indenture or the rights of the holders of the debt securities of such series. However, without the consent of each holder of all of the debt securities affected by that modification, the Issuer, Lorillard, Inc., if it is a guarantor of the debt securities, and the trustee may not:

•	modify the maturity date of, or any installment of principal or interest on, any debt security, or reduce the principal of, or premium on, or change the stated final maturity of, any debt security;

•	in the case of any debt securities that are entitled to the benefits of any guarantee of Lorillard, Inc., release Lorillard, Inc. from any of its obligations under such guarantee otherwise than in accordance with the terms of the indenture and the applicable guarantee agreement;

•	reduce the rate of or change the time for payment of interest on any debt security or, in the case of OID debt securities, reduce the rate of accretion of the OID;

•	change any of our obligations to pay additional amounts under the indenture;

•	reduce or alter the method of computation of any amount payable upon redemption, repayment or purchase of any debt security by the Issuer, or the time when the redemption, repayment or purchase may be made;

•	make the principal or interest on any debt security payable in a currency other than that stated in the debt security or change the place of payment;

•	reduce the amount of principal due on an OID debt security upon acceleration of maturity or provable in bankruptcy or reduce the amount payable under the terms of an indexed debt security upon acceleration of maturity or provable in bankruptcy;

•	impair any right of purchase at the option of any holder of debt securities;

•	reduce the right of any holder of debt securities to receive or sue for payment of the principal or interest on a debt security that would be due and payable at the maturity thereof or upon redemption; or

•	reduce the percentage in principal amount of the outstanding debt securities required to supplement the indenture or to waive any of its provisions. (Section 902)

A supplemental indenture that modifies or eliminates a provision that has been included solely for the benefit of the holders of one or more series of debt securities will not affect the rights under the indenture of holders of other series of debt securities.

Redemption

The specific terms of any redemption of a series of debt securities will be contained in the prospectus supplement for that series. The Issuer must send notice of redemption to the holders at least 30 days but not more than 60 days prior to the redemption date. The notice will specify:

•	the redemption date;

•	the redemption price;

•	the place or places of payment;

•	the CUSIP or ISIN number of the debt securities being redeemed;

•	in the case of partial redemption, the principal amount being redeemed;

•	whether the redemption is pursuant to a sinking fund; and

•	that on the redemption date, interest, or, in the case of OID debt securities, original issue discount, will cease to accrue. (Section 1104)

On or before any redemption date, the Issuer will deposit an amount of money with the trustee or with a paying agent sufficient to pay the redemption price. (Section 1105)

If less than all the debt securities are being redeemed, the Issuer may select the particular series to be redeemed; if less than all the debt securities of a series are being redeemed, the trustee shall select the debt securities to be redeemed using a method it considers fair and appropriate. (Section 1103) After the redemption date, holders of debt securities which were redeemed will have no rights with respect to the debt securities except the right to receive the redemption price and any unpaid interest to the redemption date. (Section 1106)

Concerning the Trustee

A trustee will be named under each indenture to act in such capacity in connection with each series of debt securities.

Governing Law

The laws of the State of New York govern the indenture and will govern the debt securities. (Section 112)

DESCRIPTION OF GUARANTEES OF DEBT SECURITIES

Lorillard, Inc. may issue guarantees with respect to the debt securities of Lorillard Tobacco. Any guarantees will be issued under the indenture and a guarantee agreement to be entered into by Lorillard, Inc. in favor of the trustee. A form of guarantee agreement is filed as an exhibit to the registration statement of which this prospectus is a part. A summary of certain provisions of the guarantee follows. The guarantee agreement reflecting the terms and provisions of a particular guarantee of a series of debt securities will be filed with the SEC in connection with the offering. See “Where You Can Find More Information” for information on how to obtain copies of any form of guarantee agreement that has been filed. You should read the more detailed provisions of the indenture and the guarantee agreement and any additional terms relating to the particular series of debt securities to which the guarantee relates, which will be described in detail in the applicable prospectus supplement, for additional information before you buy guaranteed debt securities.

General

Any guarantees issued under this prospectus for the benefit of holders of the underlying debt securities will include the following terms and conditions, plus any additional terms as specified in the accompanying prospectus supplement.

The guarantees will provide that Lorillard, Inc. will unconditionally guarantee the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of the principal of, premium, if any, and interest on the underlying debt securities (which we refer to as “obligations”), according to the terms of the debt securities and as more fully described in the indenture.

Subject to the termination, release and amendment provisions described below, the liability of Lorillard, Inc. under the Lorillard, Inc. guarantees shall be absolute and unconditional irrespective of:

•	any lack of validity, enforceability or genuineness of any provision of the indenture, the debt securities or any other agreement or instrument relating thereto;

•	any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations, or any other amendment or waiver of or any consent to departure from the indenture;

•	any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guarantee, for all or any of the obligations; or

•	any other circumstance that might otherwise constitute a defense available to, or a discharge of, Lorillard, Inc or Lorillard Tobacco.

The obligations of Lorillard, Inc. under its guarantee of the debt securities will be limited to the maximum amount as will not, after giving effect to such maximum amount and all other contingent and fixed liabilities of the Lorillard, Inc. that are relevant under Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to the guarantee, result in Lorillard, Inc.’s obligations under the guarantee constituting a fraudulent transfer or conveyance. For purposes hereof, “Bankruptcy Law” means Title 11, U.S. Code, or any similar federal or state law for the relief of debtors.

An Event of Default with respect to the underlying debt securities will constitute an event of default under the indenture and the applicable guarantee agreement, and will entitle the holders of guaranteed debt securities or the trustee to accelerate the obligations of Lorillard, Inc. under the indenture and the applicable guarantee agreement in the same manner and to the same extent as Lorillard Tobacco’s obligations under the indenture.

Termination

Lorillard, Inc. will be unconditionally released and discharged from the obligations under the guarantee upon the earliest to occur of:

•	the date, if any, on which Lorillard, Inc. consolidates with or merges into Lorillard Tobacco or any successor to Lorillard Tobacco;

•	the date, if any, on which Lorillard Tobacco or any successor to it consolidates with or merges into Lorillard, Inc.; or

•	payment in full of the obligations.

Amendment

Except as provided above under “Description of Debt Securities — Supplemental Indentures Requiring Consent of Holders” above, Lorillard, Inc. may amend the guarantee at any time for any purpose without the consent of the trustee or any holder of debt securities entitled to the benefits of Lorillard, Inc.’s guarantee. If such amendment adversely affects the rights of any holder of a series of debt securities entitled to the benefits of the guarantee, the prior written consent of the trustee, acting on the written direction of the holders of more than 50% in aggregate principal amount of such series of debt securities, will be required. If such amendment adversely affects the rights of the trustee, the prior written consent of the trustee will be required.

DESCRIPTION OF LORILLARD, INC.’S CAPITAL STOCK

The provisions of Lorillard, Inc.’s certificate of incorporation and bylaws and relevant sections of the Delaware General Corporation Law, subsequently referred to as the DGCL, are summarized below. The following summary is qualified in its entirety by the provisions of Lorillard, Inc.’s certificate of incorporation and bylaws and is subject to the applicable provisions of the DGCL. As used in this Description of Lorillard, Inc.’s Capital Stock, references to “Lorillard” mean Lorillard, Inc., a Delaware corporation, and do not include its subsidiaries.

Authorized Capital Stock

Lorillard’s authorized capital stock consists of 600,000,000 shares of Common Stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. Holders of Lorillard Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders.

Common Stock

Upon the liquidation, dissolution or winding up of Lorillard, the holders of its Common Stock are entitled to receive their ratable share of the net assets of Lorillard available after payment of all debts and other liabilities, subject to the prior rights of any outstanding preferred stock.

Holders of Lorillard’s Common Stock have no preemptive or subscription rights. The outstanding shares of common stock are fully paid and non-assessable.

Lorillard’s Common Stock is listed on the New York Stock Exchange under the symbol “LO.” The Transfer Agent and Registrar for Lorillard Common Stock is Mellon Investor Services LLC.

Preferred Stock

The Board of Directors has the authority, without any further vote or action by the shareholders, to issue preferred stock in one or more series and to fix the preferences, limitations and rights of the shares of each series, including:

•	dividend rates;

•	conversion rights;

•	voting rights;

•	terms of redemption and liquidation preferences; and

•	the number of shares constituting each series.

Lorillard’s Board of Directors may issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of Common Stock. There are no current agreements or understandings with respect to the issuance of preferred stock and Lorillard’s Board of Directors has no present intention to issue any shares of preferred stock.

As of the date of this prospectus, no preferred stock has been issued by Lorillard, Inc.

Terms of Class or Series Determined by Board of Directors

To the extent permitted by the DGCL, Lorillard’s Board of Directors may, without shareholder approval:

•	classify any unissued shares of Lorillard’s capital stock into one or more classes or into one or more series within a class;

•	reclassify any unissued shares of any class of Lorillard’s capital stock into one or more classes or into one or more series within one or more classes; or

•	reclassify any unissued shares of any series of any class of Lorillard’s capital stock into one or more classes or into one or more series within a class.

Anti-Takeover Effects of Provisions of Lorillard’s Certificate of Incorporation and Bylaws, and of Delaware Law

Rights of Lorillard shareholders and related matters are governed by the DGCL, Lorillard’s certificate of incorporation and bylaws, certain provisions of which may discourage or make more difficult a takeover attempt that a Lorillard shareholder might consider in his or her best interest by means of a tender offer or proxy contest or removal of Lorillard’s incumbent officers and directors. These provisions may also adversely affect prevailing market prices for Lorillard Common Stock. However, Lorillard believes that the benefits of increased protection give it the potential ability to negotiate with the proponent of an unsolicited proposal to acquire or restructure it and outweigh the disadvantages of discouraging those proposals because negotiation of the proposals could result in an improvement of their terms.

Classified Board Of Directors

The composition of Lorillard’s Board of Directors, summarized above under “Management — Composition of the Board of Directors; Classes of Directors,” provides for a board of directors divided into three classes with increased protection measures for both director removal and amendment to the relevant provisions of Lorillard’s certificate of incorporation. Lorillard believes that the structure of the Board of Directors will provide benefits of increased protection when negotiating an unsolicited proposal to acquire or restructure Lorillard.

Shareholder Action By Written Consent; Special Meetings

Lorillard’s certificate of incorporation does not permit shareholders to take action by written consent of holders in lieu of an annual or special meeting. Shareholders will only be able to take action at an annual or special meeting called in accordance with the bylaws.

Lorillard’s certificate of incorporation and bylaws provide that special meetings of shareholders may only be called by:

•	the chairman of the board of directors;

•	the chief executive officer;

•	the president; and

•	the secretary.

Advance Notice Requirements For Shareholder Proposals Related To Director Nominations

Lorillard’s bylaws contain advance notice procedures with regard to shareholder proposals related to the nomination of candidates for election as directors. These procedures provide that notice of shareholder proposals related to shareholder nominations for the election of directors must be received by Lorillard’s corporate secretary, in the case of an annual meeting, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of shareholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after that anniversary date, notice by the shareholder in order to be timely must be received not later than the close of business on the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first. The procedure for the 2010 annual meeting will be governed by this proviso. Shareholder nominations for the election of directors at a special meeting, at which directors are elected, must be received by Lorillard’s corporate secretary no later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever occurs first.

A shareholder’s notice to Lorillard’s corporate secretary must be in proper written form and must set forth some information related to the shareholder giving the notice, including:

•	the name and record address of that shareholder;

•	the class and series and number of shares of each class and series of Lorillard’s capital stock which are owned beneficially or of record by that shareholder;

•	a description of all arrangements or understandings between that shareholder and any other person in connection with the nomination and any material interest of that shareholder in the nomination; and

•	a representation that the shareholder intends to appear in person or by proxy at the meeting to bring that nomination before the meeting;

and, as to each person whom the shareholder proposes to nominate for election as a director:

•	the name, age, business and residence addresses, and the principal occupation and employment of the person;

•	the class and series and number of shares of each class and series of Lorillard’s capital stock which are owned beneficially or of record by the person; and

•	any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to the Securities Exchange Act of 1934, as amended.

Advance Notice Requirements For Other Shareholder Proposals

Lorillard’s bylaws contain advance notice procedures with regard to shareholder proposals not related to nominations. These notice procedures, in the case of an annual meeting of shareholders, mirror the notice requirements for shareholder proposals related to director nominations discussed above insofar as they relate to the timing of receipt of notice by Lorillard’s corporate secretary.

A shareholder’s notice to Lorillard’s corporate secretary must be in proper written form and must set forth, as to each matter that shareholder proposes to bring before the meeting:

•	a description of the business desired to be brought before the meeting and the reasons for conducting that business at the meeting;

•	the name and record address of that shareholder;

•	the class and series and number of shares of each class and series of Lorillard’s capital stock which are owned beneficially or of record by that. shareholder;

•	a description of all arrangements or understandings between that shareholder and any other person in connection with the proposal of that business and any material interest of that shareholder in that business; and

•	a representation that the shareholder intends to appear in person or by proxy at the meeting to bring that business before the meeting.

Anti-Takeover Legislation

As a Delaware corporation, Lorillard will be subject to the restrictions under Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested shareholder for a period of three years following the date the person became an interested shareholder, unless:

•	Prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder;

•	Upon completion of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time such transaction commenced, excluding, for purposes of determining the number of shares outstanding, (1) shares owned by persons who are directors and also officers of the corporation and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	On or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of shareholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested shareholder.

In this context, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested shareholder. An interested shareholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested shareholder status owned, 15% or more of a corporation’s outstanding voting securities.

A Delaware corporation may “opt out” of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or by-laws resulting from amendments approved by holders of at least a majority of the corporation’s outstanding voting shares. Lorillard has not elected to “opt out” of Section 203. However, following this offering and subject to certain restrictions, Lorillard may elect to “opt out” of Section 203 by an amendment to its certificate of incorporation.

Undesignated Preferred Stock

The authority possessed by Lorillard’s Board of Directors to issue preferred stock with voting or other rights or preferences could potentially be used to discourage attempts by third parties to obtain control of Lorillard through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly. The provision in Lorillard’s certificate of incorporation authorizing such preferred stock may have the effect of deferring hostile takeovers or delaying changes of control of its management.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt securities, Common Stock, preferred stock or attached to or separate from such securities. We will issue warrants under separate warrant agreements between us and a warrant agent that we will name in the applicable prospectus supplement. As of the date of this prospectus, there are no warrants outstanding.

We will distribute a prospectus supplement relating to any warrants that we may offer. The prospectus supplement will describe specific terms relating to the offering, including a description of any other securities being offered together with the warrants. These terms will include one or more of the following:

•	the title of the warrants;

•	the aggregate number of warrants;

•	the price or prices at which the warrants will be issued;

•	terms relating to the currency or currencies, in which the prices of the warrants may be payable;

•	the designation, number and terms of the debt securities, Common Stock, preferred stock or other securities or rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies or indices, purchasable upon exercise of the warrants and procedures by which those numbers may be adjusted;

•	the exercise price of the warrants, including any provisions for changes or adjustments to the exercise price, and terms relating to the currency in which such price is payable;

•	the dates or periods during which the warrants are exercisable;

•	the designation and terms of any securities with which the warrants are issued as a unit;

•	if the warrants are issued as a unit with another security, the date (if any) on which the warrants and the other security will be separately transferable;

•	if the exercise price is not payable in U.S. dollars, terms relating to the currency in which the exercise price is denominated;

•	any minimum or maximum amount of warrants that may be exercised at any one time;

•	any terms relating to the modification of the warrants;

•	a discussion of material federal income tax considerations, if applicable; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the transferability, exchange, exercise or redemption of the warrants.

Warrants issued for securities other than our debt securities, Common Stock or preferred stock will not be exercisable until at least one year from the date of sale of the warrant.

The descriptions of the warrant agreements in this prospectus and in any prospectus supplement are summaries of the material provisions of the applicable agreements. These descriptions do not restate those agreements in their entirety and do not contain all of the information that you may find useful. We urge you to read the applicable agreements because they, and not the summaries, define many of your rights as holders of the warrants. For more information, please review the form of the relevant agreements, which will be filed with the Commission promptly after the offering of warrants or warrant units and will be available as described under the heading “Where You Can Find More Information.”

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus to one or more underwriters or dealers for public offering and sale by them or to investors directly or through one or more agents or through a combination of these methods. The accompanying prospectus supplement will set forth the terms of the offering and the method of distribution and will identify any firms acting as underwriters, dealers or agents in connection with the offering, including:

•	the name or names of any underwriters, dealers or agents and the respective amounts of securities underwritten;

•	the purchase price of the securities and the proceeds to us from the sale;

•	any underwriting discounts and other items constituting compensation to underwriters, dealers or agents;

•	any material relationship we may have with an underwriter, dealer or agent, if any;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities offered in the prospectus supplement may be listed.

Only those underwriters identified in the applicable prospectus supplement are deemed to be underwriters in connection with the particular securities offered in such prospectus supplement.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at prices determined in a manner specified in the applicable prospectus supplement. The securities may be sold through a rights offering, forward contract or similar arrangement. In connection with the sale of the securities, underwriters, dealers or agents may be deemed to have received compensation from us in the form of underwriting discounts or commissions and also may receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell the securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent. Some of the underwriters, dealers or agents who participate in the securities distribution may engage in other transactions with, and perform other services for, us or our subsidiaries in the ordinary course of business.

We will provide in the applicable prospectus supplement information regarding any underwriting discounts or other compensation that we pay to underwriters or agents in connection with the securities offering, and any discounts, concessions or commissions which underwriters allow to dealers. Underwriters, dealers and agents participating in the securities distribution may be deemed to be underwriters, and any discounts and commissions they receive and any profit they realize on the resale of securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

In connection with an offering, the underwriters may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress. The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the other underwriters have repurchased securities sold by or for the account of that underwriter in stabilizing or short-covering transactions. These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the securities. As a result, the price of the securities during the period that such activities are ongoing may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time.

To the extent that we make sales to or through one or more underwriters or agents in at-the-market offerings, we will do so pursuant to the terms of a distribution agreement between us and the underwriters or agents. If we engage in at-the-market sales pursuant to a distribution agreement, we will issue and sell our common shares to or through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, we may sell common shares on a daily basis in exchange transactions or otherwise as we agree with the underwriters or agents. The distribution agreement will provide that any common shares sold will be sold at prices related to the then prevailing market prices for our common shares. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time and will be described in a prospectus supplement. Pursuant to the terms of the distribution agreement, we also may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our common shares or other securities. The terms of each such distribution agreement will be set forth in more detail in a prospectus supplement to this prospectus.

In addition, we may enter into derivative or other hedging transactions with financial institutions or other third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. These financial institutions or third parties may in turn engage in sales of the securities covered by this prospectus to hedge their position, deliver this prospectus in connection with some or all of those sales and use the securities covered by this prospectus to close out any short position created in connection with those sales. If the applicable prospectus supplement indicates, in connection with such a transaction the third parties may, pursuant to this prospectus and the applicable prospectus supplement, sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by or borrowed from us or others to settle such sales or to close out any related open borrowings of securities and may use securities received from us in settlement of those derivatives to close out any related borrowings of shares and to close out any related short positions. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). We may also loan, pledge or grant a security interest in some or all of the securities covered by this prospectus and the applicable prospectus supplement to third parties to support a derivative or hedging position or other obligation, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.

We may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus.

Selling securityholders may use this prospectus in connection with resales of the securities. The applicable prospectus supplement will identify the selling securityholders, the terms of the securities and the plan of distribution for such securities. Selling securityholders may be deemed to be underwriters in connection with the securities they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. The selling securityholders will receive all the proceeds from their sale of the securities. We will not receive any proceeds from sales by selling securityholders.

LEGAL MATTERS

Unless otherwise specified in connection with the particular offering of any securities, the validity of the securities offered by this prospectus will be passed upon for us by Cahill Gordon & Reindel llp, New York, New York. If legal matters in connection with offerings made by this prospectus are passed on by counsel for the underwriters, agents, dealers or remarketing firms, if any, that counsel will be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Lorillard, Inc. for the year ended December 31, 2008 (including the schedule included therein) appearing in the Current Report on Form 8-K filed June 11, 2009 and the effectiveness of Lorillard, Inc.’s internal control over financial reporting as of December 31, 2008 appearing in the Annual Report on Form 10-K, have been audited by Deloitte & Touche LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, which are incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are listed on the NYSE under the symbol “LO.” We are a public company subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”). Pursuant to the requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at www.sec.gov and are also available free of charge on our website under the tabs “Investor Relations — SEC Filings” as soon as reasonably practicable after such filings are electronically filed with the SEC. Our Corporate Governance Guidelines, Code of Business Conduct and Ethics and charters for the audit, compensation and nominating and corporate governance committees of our Board of Directors are also available on our website, www.lorillard.com, under the tabs “Investor Relations — Corporate Governance” and printed copies are available upon request. The information contained on our website is not, and shall not be deemed to be, a part of this prospectus or incorporated into any other filings we make with the SEC.

Investors may also read and copy any materials that we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Readers may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site at www.sec.gov that contains our reports.

DOCUMENTS INCORPORATED BY REFERENCE

The Commission allows us to incorporate by reference the information contained in documents we file with the Commission, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus and any applicable prospectus supplement. Any statement contained in a document which is incorporated by reference in this prospectus or the applicable prospectus supplement is automatically updated and superseded if information contained in this prospectus or any applicable prospectus supplement, or information that we later file with the Commission, modifies or replaces that information. Any statement made in this prospectus or any applicable prospectus supplement concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed or incorporated by reference any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

We incorporate by reference the following documents we filed, excluding any information contained therein or attached as exhibits thereto which has been furnished but not filed, with the Commission:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed on March 2, 2009, except for Item 8, which has been amended by our Current Report on Form 8-K filed on June 11, 2009;

•	The information responsive to part III of Form 10-K for the fiscal year ended December 31, 2008, provided in our Proxy Statement on Schedule 14A, filed on April 8, 2009;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed on May 5, 2009, except for Item 1, which has been amended by our Current Report on Form 8-K filed on June 11, 2009;

•	Our Current Reports on Form 8-K filed on April 27, 2009, May 21, 2009 and June 11, 2009; and

•	The description of our Common Stock in our Registration Statement on Form 8-A filed on June 9, 2008.

Any documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the securities to which this prospectus relates will automatically be deemed to be incorporated by reference in this prospectus and to form a part of this prospectus from the date of filing such documents. These documents may include annual, quarterly and current reports, as well as proxy statements. We are not incorporating in any case any document or information contained therein that has been “furnished” to the Commission pursuant to Item 2.02 or Item 7.01 of Form 8-K or any other information “furnished” to, but not filed with, the Commission.

To receive a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in any such documents), call or write Lorillard, Inc., Attn: Corporate Secretary, 714 Green Valley Road, Greensboro, North Carolina 27408-7018, tel. (336) 335-7000.

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Lorillard Tobacco Company

     % Senior Notes due

Guaranteed by
Lorillard, Inc.

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Barclays Capital
Goldman, Sachs & Co.
Wells Fargo Securities
J.P. Morgan
RBS

August   , 2011